                                                 File Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-72891

PROSPECTUS

                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

EXCHANGE OFFER FOR
$125,000,000
FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008

                            TERMS OF EXCHANGE OFFER

    ------------------------------------------------------------------------

     - Expires 5:00 p.m., New York City time, April 2, 1999, unless extended

     - All outstanding bonds that are validly tendered and not validly withdrawn will be exchanged

     - Tenders of outstanding bonds may be withdrawn any time prior to the expiration of the exchange offer

     - The exchange of bonds will not be a taxable exchange for U.S. federal income tax purposes

     - We will not receive any proceeds from the exchange offer

     - The terms of the bonds to be issued are substantially identical to the outstanding bonds, except for certain transfer restrictions and registration rights relating to the outstanding bonds

     - Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission, that no action or proceeding has been instituted or threatened with respect to the exchange offer and nothing would render the exchange offer illegal.

    ------------------------------------------------------------------------

     SEE "RISK FACTORS" ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS TO BE CONSIDERED IN CONNECTION WITH YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE BONDS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus is March 3, 1999.

                               TABLE OF CONTENTS

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PROSPECTUS SUMMARY......................    3
CAUTIONARY NOTE REGARDING
  FORWARD-LOOKING STATEMENTS............   11
RISK FACTORS............................   12
Financial Capability....................   12
Debt and Other Obligations..............   12
Sources of Future Cash Needs............   12
Credit Ratings..........................   12
Consequences of Failure to Exchange Old
  Bonds for New Bonds...................   13
Risks Associated with a Lack of Public
  Market for the New Bonds..............   13
Challenges and Risks That We Face from
  Competition...........................   13
Municipal Electric Systems..............   13
Open-access Rules for Transmission
  Services..............................   13
Competition in Retail Electricity.......   14
Nuclear Operations......................   14
Impact of the Year 2000 Issue...........   15
The Problem of Y2K......................   15
Our State of Readiness..................   15
Third Parties' State of
  Readiness -- Potential Impact.........   15
The Costs to Address Our Y2K Issues.....   16
Risks; Contingency Plan.................   16
THE COMPANY.............................   16
General.................................   16
PENDING MERGER OF THE COMPANY AND TOLEDO
  EDISON................................   17
Effect of Pending Merger on First
  Mortgage and TE First Mortgage........   17
Combined Pro Forma Condensed Financial
  Statements for the Company and Toledo
  Edison................................   18
COMBINED PRO FORMA CONDENSED BALANCE
  SHEETS OF CLEVELAND ELECTRIC AND
  TOLEDO EDISON.........................   19
COMBINED PRO FORMA CONDENSED INCOME
  STATEMENTS OF CLEVELAND ELECTRIC AND
  TOLEDO EDISON.........................   20
COMBINED PRO FORMA CONDENSED INCOME
  STATEMENTS OF CLEVELAND ELECTRIC AND
  TOLEDO EDISON.........................   21
NOTES TO COMBINED PRO FORMA CONDENSED
  BALANCE SHEET AND INCOME STATEMENTS...   22
THE EXCHANGE OFFER......................   23
Background..............................   23
General.................................   23
Expiration Dates; Delays; Extensions;
  Amendments............................   25
Interest on the New Bonds...............   26
Procedures for Tendering................   26
General.................................   26

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DTC's -- Book Entry Delivery Transfer
  Facility..............................   27
Bonds Registered in Another's Name;
  Beneficial Holders....................   27
Letter of Transmittal...................   27
DTC's Automated Tender Offer Program....   28
Company's Discretion....................   28
Holders' Representations................   28
Guaranteed Delivery Procedures..........   29
Withdrawal of Tenders...................   29
Termination.............................   30
Exchange Agent..........................   31
Fees and Expenses.......................   31
DESCRIPTION OF NEW BONDS................   32
General.................................   32
Principal, Maturity and Interest........   32
Security for the First Mortgage Bonds...   33
Title to Property.......................   34
Issuance of Additional First Mortgage
  Bonds.................................   35
Redemption..............................   36
Transfer and Exchange...................   37
Concerning the First Mortgage Trustee...   37
No Personal Liability of Incorporators,
  Stockholders, Officers or Directors...   38
Book-Entry Issuance.....................   38
The Global Bonds........................   38
Issuance of Certificated Bonds if DTC
  fails to Continue as Depositary.......   39
Events of Default; Remedies.............   40
Events of Default.......................   40
Notices of Default......................   40
Remedies in Event of Default............   40
Exercise of Remedies....................   41
Modification of First Mortgage and First
  Mortgage Bonds........................   41
Defeasance and Discharge................   41
Additional Information..................   42
CERTAIN TAX CONSIDERATIONS..............   42
U.S. Federal Income Taxation of U.S.
  Holders...............................   42
General.................................   42
Bonds Purchased at a Premium............   43
Bonds Issued at a Discount..............   43
Disposition or Retirement of a Bond.....   43
Secondary Market Purchasers -- Premium
  and Market Discount...................   44
Backup Withholding......................   44
U.S. Federal Income Taxation of Non-U.S.
  Holders...............................   45
General.................................   45
Effectively-Connected Income............   46
Backup Withholding......................   46
PLAN OF DISTRIBUTION....................   46
LEGAL MATTERS...........................   47
EXPERTS.................................   47

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

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE BONDS WE ARE OFFERING TO EXCHANGE, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. WE ENCOURAGE YOU TO READ THIS PROSPECTUS IN ITS ENTIRETY. REFERENCES IN THIS DOCUMENT TO "WE", "US", "OUR", "CLEVELAND ELECTRIC" OR THE "COMPANY" ARE REFERENCES TO THE CLEVELAND ELECTRIC ILLUMINATING COMPANY.

                                  THE COMPANY

  WHO WE ARE

     We are a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in northeastern Ohio. We also provide wholesale electric energy to other electric utility companies and to two municipal electric systems in our service area directly and through American Municipal Power-Ohio.

     We were incorporated in 1892. Currently, we serve about 743,000 customers and employ about 1,800 people. We are wholly owned by FirstEnergy Corp., a holding company that also holds three other public utility companies, namely, Ohio Edison Company, Pennsylvania Power Company and The Toledo Edison Company.

  WHERE YOU CAN FIND US

     Our principal office is located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (330) 384-5100.

                         SUMMARY OF THE EXCHANGE OFFER

  OVERVIEW

     We completed on September 29, 1998 the private offering of $125 million of our First Mortgage Bonds, 6.86% Series due 2008 ("Old Bonds").

     We entered into a Registration Rights Agreement with the placement agents in the private offering in which we agreed, among other things, to use our best efforts to consummate an exchange offer of the Old Bonds for registered bonds or to register resales of the Old Bonds on or prior to April 3, 1999. If we do not consummate the exchange offer or the registered resale of Old Bonds on or prior to April 3, 1999 the interest rate on the Old Bonds will be increased by 0.5% per year until one of these events occurs. You should read the discussion under the heading "Summary of Terms of the New Bonds" and "Description of New Bonds" for further information regarding the registered bonds.

  REGISTRATION RIGHTS AGREEMENT

     You are entitled to exchange in the exchange offer your Old Bonds for registered bonds with substantially identical terms. The exchange offer is intended to satisfy these rights. You may hold a less liquid security after the exchange offer if you decide not to exchange your bonds and you may not be entitled to the benefits of certain registration and exchange rights with respect to your Old Bonds. You should read the discussion under the headings, "The Exchange Offer," "Description of New Bonds," and "Risk
Factors -- Consequences of Failure to Exchange Old Bonds for New Bonds."

  THE EXCHANGE OFFER

     We are offering to exchange $1,000 principal amount of First Mortgage Bonds, 6.86% Series A due 2008 that have been registered under the Securities Act of 1933 ("New Bonds") for each $1000 principal amount of the outstanding Old Bonds that were issued in September 1998 in a private offering. In order to be exchanged, an Old Bond must be properly tendered and accepted. All Old Bonds that are validly tendered and not validly withdrawn will be exchanged.

     As of this date there are $125 million principal amount of Old Bonds outstanding.

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

     We will issue the New Bonds on or promptly after the expiration of the exchange offer.

  RESALE OF THE NEW BONDS

     We believe that the New Bonds issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

     - the New Bonds issued in the exchange offer are being acquired in the ordinary course of your business;

     - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the New Bonds issued to you in the exchange offer;

     - you are not an affiliate of ours; and

     - you are not a broker-dealer who purchased the Old Bonds directly from us for resale under Rule 144A or any other exemption under the Securities Act.

     If our belief is inaccurate, and you transfer any New Bond issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Bonds from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against any such liability.

     Each broker-dealer that is issued New Bonds for its own account in exchange for bonds that were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Bonds. By delivering a prospectus and so acknowledging, such broker-dealer will not be deemed to admit that it is an underwriter under the Securities Act. A broker-dealer may use this prospectus in connection with resales of the New Bonds for 120 days after the expiry of the exchange offer.

     We do not believe that this would be the case as we believe that no registered holder of bonds is an affiliate.

  EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on April 2, 1999, unless we decide to extend the expiration date.

 ACCRUED INTEREST ON THE NEW BONDS AND THE OLD BONDS

     The New Bonds bear interest at the same rate and on the same terms as the Old Bonds. Under the First Mortgage, interest on the Old Bonds will cease to accrue upon their exchange for New Bonds. Interest will accrue on the New Bonds from the date they are authenticated. We intend to authenticate the New Bonds on the date that they are exchanged for the Old Bonds.

     Interest on the New Bonds will be payable to the person in whose name the New Bond is registered at the close of business on the record date for such interest. The record date will be March 15 in the case of an April 1 payment date for interest and September 15 in the case of an October 1 payment date.

     Interest on the bonds is to be paid in cash twice a year, on April 1 and October 1, commencing October 1, 1999.

     A New Bond holder will be paid any interest accruing from the date of authentication of a New Bond to the next interest payment date where it is exchanged for an Old Bond between an Old Bond record date and that interest payment date. Similarly, the New Bond holder will be paid any interest accruing from an earlier interest payment date to the date of exchange where it is exchanged for an Old Bond between that interest payment date and the following record date. Therefore, you will lose no interest income on your Old Bonds if you exchange them for New Bonds.

  CONDITIONS TO THE EXCHANGE OFFER

     The exchange offer is not subject to any condition other than

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

     - that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission,

     - that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer, and

     - that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the exchange offer illegal.

     You will have certain rights against the Company under the Registration Agreement if one of these conditions should occur and prevent the exchange offer from taking place.

  PROCEDURES FOR TENDERING OLD BONDS

     If you wish to accept the exchange offer and tender your Old Bonds you must transmit to The Chase Manhattan Bank, as exchange agent, a properly completed and duly executed Letter of Transmittal, which accompanies this prospectus, or a facsimile of the Letter of Transmittal. You must also transmit all other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth in this prospectus in accordance with the instructions contained in this prospectus, by 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

     By executing the Letter of Transmittal, you will represent to the Company that you, or the person to receive the New Bonds,

     - are acquiring them in the ordinary course of business,

     - are not participating, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of New Bonds, and

     - are not an "affiliate" of ours or, if you are an affiliate, you will comply with the Securities Act.
     See "The Exchange Offer -- General" and "-- Procedures for Tendering."

  SPECIAL PROCEDURES FOR BENEFICIAL HOLDERS

     If you are the beneficial owner of Old Bonds registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Old Bonds you should contact the registered holder promptly and instruct it to tender on your behalf.

     If you wish to tender on your own behalf, you must arrange to register ownership of the Old Bonds in your own name or obtain a properly completed bond power from the registered holder before you are able to complete and execute the Letter of Transmittal and deliver your Old Bonds.

     You should be aware that it may take considerable time to register ownership of the Old Bonds in your name.

     See "The Exchange Offer -- Procedures for Tendering."

  GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your Old Bonds and time will not permit your Letter of Transmittal and other required documents to reach the Exchange Agent by the Expiration Date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered bonds cannot be delivered on time, you may tender your bonds pursuant to the procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

  WITHDRAWAL RIGHTS

     You may withdraw the tender of your Old Bonds at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

 ACCEPTANCE OF OLD BONDS AND DELIVERY OF NEW BONDS

     The Company will accept for exchange all properly tendered Old Bonds that have not been validly withdrawn prior to 5:00 p.m., New York

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

City time, on the Expiration Date, subject to the conditions to the exchange offer summarized above. The New Bonds issued pursuant to the exchange offer will be delivered on or promptly after the Expiration Date.

  CERTAIN TAX CONSIDERATIONS

     The exchange pursuant to the exchange offer will not be a taxable event for federal income tax purposes.

  EXCHANGE AGENT

     The Chase Manhattan Bank, the Trustee under the First Mortgage, is serving as exchange agent in connection with the exchange offer. The address of the Exchange Agent is: The Chase Manhattan Bank, 55 Water Street, Room 234, North Building, New York, New York 10041, Attention: Carlos Esteves. For information with respect to the exchange offer, the telephone number for the Exchange Agent is (212) 638-0828 and the fax number for the Exchange Agent is (212) 638-7375 or
(212) 344-9367.

  USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the New Bonds pursuant to the exchange offer. We will pay all expenses incident to the exchange offer. We received approximately $125 million from the sale of the Old Bonds and used it to retire certain outstanding long-term debt.

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

                       SUMMARY OF TERMS OF THE NEW BONDS

     The form and terms of the New Bonds are the same as the form and terms of the Old Bonds except that the New Bonds will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act of 1933. The New Bonds will evidence the same debt as the Old Bonds and both Old and New Bonds are governed by the First Mortgage.

AGGREGATE AMOUNT..............   $125 million principal amount of New Bonds.

MATURITY......................   October 1, 2008.

RECORD DATES..................   March 15 and September 15 of each year.

INTEREST PAYMENT DATES........   Payable in cash in arrears on April 1 and
                                 October 1 of each year, commencing on October
                                 1, 1999.

REDEMPTION....................   The New Bonds will be redeemable in whole or in
                                 part, at our option at any time, at a
                                 redemption price equal to the greater of:

                                 - 100% of the principal amount of the bond, and

                                 - the sum of the present values of the
                                   remaining scheduled payments of principal and interest at the date the redemption is to be made. The present value amount is determined on a semiannual basis at the Treasury Yield plus thirty-seven and one-half (37 1/2) basis points, plus accrued interest to the date of redemption.

                                 The New Bonds will not be subject to any sinking fund. See "Description of the New Bonds -- Redemption."

FORM OF NEW BOND..............   The New Bonds to be issued in the exchange
                                 offer will be represented by permanent Global
                                 securities deposited with The Chase Manhattan
                                 Bank, as depositary, for the benefit of The
                                 Depositary Trust Company ("DTC"). You will not
                                 receive definitive bonds unless certain events
                                 occur (See "Description of New
                                 Bonds -- Book -- Entry Issuance"). Instead,
                                 beneficial interests in the New Bonds and
                                 transfers of the New Bonds will be shown on
                                 records maintained in book-entry form by DTC.
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

NO PUBLIC MARKET

     Prior to the exchange offer, there has been no public market for the Old Bonds. We do not presently intend to list the New Bonds on any stock exchange or trading market.

     The placement agents of the Old Bonds have advised us that, following completion of the exchange offer, each intends to make a market in the New Bonds. However, they have no obligation to make a market and they may discontinue any such market-making activities at any time. See "Risk
Factors -- Risks Associated With a Lack of Public Market for the New Bonds."

RISK FACTORS

     See "Risk Factors" immediately following this summary for a discussion of certain factors that you should consider in connection with your investment in the bonds to be issued in the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

  CERTAIN DOCUMENTS REFERRED TO IN THIS PROSPECTUS

     Cleveland Electric has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, covering the bonds to be issued in the exchange offer. This prospectus does not contain all of the information included in the Registration Statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed such contract, agreement or other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

     In addition, we have filed with the SEC the following documents incorporated by reference in this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1997

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998.

     - Current Report on Form 8-K dated March 16, 1998, July 6, 1998, October 15, 1998 and December 17, 1998.

  WHO YOU MAY CONTACT TO OBTAIN THESE DOCUMENTS

     We will provide any of these documents to you free of charge if you make a request. You can direct your request to Nancy C. Ashcom, Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890, telephone (330) 384-5504. We will also provide upon request the exhibits to these documents if they are specifically referred to or incorporated into this prospectus.

  PERIODIC REPORTS AND OTHER SEC FILINGS

     We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room at its principal office located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at its regional offices located at Suite 1400, Northwestern Atrium, 500 West Madison Street, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Such material can also be inspected at the New York Stock Exchange.

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

     Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov).

INFORMATION CONTAINED IN THIS PROSPECTUS

     You should rely only on the information provided in this prospectus.

     No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

     This prospectus has been prepared by the Company solely for use in connection with the exchange offer. This prospectus is personal to you and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire New Bonds.

     We do not make and our representatives are not making any representation to you regarding the legality of your investment under legal investment or similar laws. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of any purchase of the New Bonds.

     WE ARE NOT MAKING AN OFFER TO EXCHANGE BONDS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

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

                         SUMMARY FINANCIAL INFORMATION

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                                                                                              9 MONTHS
                                                                                                ENDED
                                          YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                --------------------------------------------                    1998
                                1993(a)    1994     1995     1996          1997(b)           (UNAUDITED)
                                -------   ------   ------   ------   --------------------   -------------
                                           (DOLLARS IN MILLIONS)

                                                                     JAN. 1-    NOV. 8-
                                                                     NOV. 7    DEC. 31(c)
                                                                     ------     ------
INCOME STATEMENT DATA
  Operating Revenues..........  $1,751    $1,698   $1,769   $1,790   $1,529      $ 254         $1,393
  Net Income (Loss)...........    (587)      185      184      117     (229)        19            149
  Earnings (Loss) on Common
    Stock.....................    (632)      140      141       78     (274)        19            132
  Ratio of Earnings to Fixed
    Charges(d)................      --      1.81     1.84     1.57                1.73           2.12
BALANCE SHEET DATA (END OF
  PERIOD)
  Total Assets................   7,200     7,204    7,222    6,962               6,440          6,427
  Long-Term Debt..............   2,952     2,683    2,759    2,523               3,190          2,957
  Preferred Stock
    With Mandatory Redemption
      Provisions..............     285       246      216      186                 183            168
    Without Mandatory
      Redemption Provisions...     241       241      241      238                 238            238
    Common Stock Equity.......   1,040     1,058    1,127    1,045                 951          1,033
Total Capitalization..........   4,518     4,228    4,343    3,992               4,562          4,396

---------------

(a) Net Income (Loss) and Earnings (Loss) on Common Stock included write-offs of $987 million ($691 million after taxes) related to the Company's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $79 million attributable to an early retirement program.

(b) The Company is a wholly owned subsidiary of FirstEnergy. Prior to the merger in November 1997, the Company and Toledo Edison were the principal operating subsidiaries of Centerior Energy. The merger was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles, and the applicable effects were reflected on the separate financial statements of Centerior Energy's direct subsidiaries as of the merger date. Accordingly, the post-merger financial statements reflect a new basis of accounting, and pre-merger period and post-merger period financial results (separated by a heavy black line) are presented. The Company discontinued the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" for its nuclear operations in October 1997. As a result, regulatory assets attributable to nuclear operations of $499.1 million ($324.4 million after taxes) were written off as an extraordinary item.

(c) Net Income and Earnings on Common Stock includes net after tax charges of $5.8 million relating to a voluntary retirement program.

(d) "Earnings" for purposes of these calculations have been computed by adding to "income before extraordinary items" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges and the estimated interest element of rentals. The Ratio of Earnings to Fixed Charges for the year ended December 31, 1993 is not meaningful due to a loss before extraordinary items. For the year ended December 31, 1993, the loss before taxes and fixed charges was $502 million. Fixed charges during the period were $334 million. The loss before income taxes and fixed charges included write-offs of $987 million related to the Company's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $79 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.68.
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

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We caution you that this prospectus contains forward-looking statements within the meaning of the Securities Exchange Act. They are statements about future performance or results (such as statements including the words "believe," "expect" and "anticipate") when the Company discusses its financial condition, results of operations and business.

     Forward looking statements involve certain risks, assumptions and uncertainties. They are not guarantees of future performance. Factors may cause actual results to differ materially from those expressed in these forward-looking statements. These factors include those identified in the section concerning Risk Factors, as well as the following possibilities:

        - if we do not fully realize the expected cost savings from the merger of Centerior Energy Corporation and Ohio Edison Company;

        - if regional competitive pressure in the electric utility industry increases greatly;

        - if state and federal regulatory initiatives are implemented that increase our competition, threaten our cost and investment recovery or impact our rate structures;

        - if national and regional economic conditions are less favorable than we had expected;

        - if there are disruptions in the wholesale power markets because of supply or delivery constraints; and

        - if we have costs or difficulties related to the Year 2000 issue greater than we had expected.

     WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE. HOWEVER, WE CAN NOT ASSURE YOU THAT THESE EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. YOU SHOULD CONSIDER THE FACTORS WE HAVE NOTED ABOVE AND THE FOLLOWING SECTION, "RISK FACTORS," AS YOU READ THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.

                                  RISK FACTORS

     You should carefully review all the information contained in this prospectus, the information incorporated by reference into this prospectus, and you should particularly consider the matters included in this section.

FINANCIAL CAPABILITY

  DEBT AND OTHER OBLIGATIONS

     At September 30, 1998, we had long-term debt of approximately $2,957 million (67% of total capitalization), preferred stock subject to mandatory redemption provisions of approximately $168 million, current maturities of approximately $181 million, and short-term borrowings of $61 million from an associated company. We also have future minimum operating lease payments (net of capital trust income) of approximately $793 million (as of December 31, 1997) related to generating facility leases.

     At September 30, 1998, we had approximately $2,888 million in aggregate principal amount of first mortgage bonds outstanding under our mortgage. This includes first mortgage bonds pledged to secure certain debt obligations. We are not currently able to issue any additional first mortgage bonds except on the basis of refundable bonds, and at September 30, 1998, our capacity to make any such issuances was $190 million.

     FirstEnergy has a $100 million revolving credit facility that expires in May 1999, which FirstEnergy currently intends to extend. FirstEnergy may borrow under this facility, with all borrowings jointly and severally guaranteed by us and Toledo Edison. FirstEnergy plans to transfer any borrowed funds under this facility to us and Toledo Edison based on our respective cash requirements.

     There are no restrictions on our ability to issue preferred or preference stock.

  SOURCES OF FUTURE CASH NEEDS

     Based on our present plans, we could provide for our cash requirements during 1999 from the following sources:

        - funds from operations;

        - available cash and temporary cash investments (approximately $54.4 million as of September 30, 1998);

        - the issuance of long-term debt (for refunding purposes); and

        - funds available under the FirstEnergy revolving credit facility discussed above.

  CREDIT RATINGS

     Our current credit ratings are as follows:

                                                  STANDARD & POOR'S    MOODY'S
                                                  -----------------    -------
First mortgage bonds............................         BB+             Ba1
Unsecured notes.................................         BB-             Ba3
Preferred stock.................................         BB-              b1

CONSEQUENCES OF FAILURE TO EXCHANGE OLD BONDS FOR NEW BONDS

     Old Bonds that are not exchanged for New Bonds pursuant to the exchange offer will remain restricted securities and will not retain any rights under the Registration Agreement, except in certain limited circumstances.

     The Old Bonds will continue to be subject to restrictions on transfer such that:

        - Old Bonds may be resold only if registered pursuant to the Securities Act, or if an exemption is available,

        - Old Bonds will bear a legend restricting transfer in the absence of registration or an exemption, and

        - a holder of Old Bonds who wishes to sell or dispose of all or part of its Old Bonds, under a Securities Act exemption from registration must if so requested, deliver to us an Opinion of Independent Counsel confirming that such exemption from registration is available. The Opinion must be obtained in a form and substance satisfactory to us.

RISKS ASSOCIATED WITH A LACK OF PUBLIC MARKET FOR THE NEW BONDS

     The Old Bonds do not have an existing trading market and we cannot assure that an active trading market for the New Bonds will develop or be sustained. We do not presently intend to apply for listing of the New Bonds on any stock exchange or trading market. If they are traded after their initial issuance, the New Bonds may trade at a discount from their initial offering price. This will depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

     Morgan Stanley Dean Witter, Credit Suisse First Boston and McDonald & Company Securities, Inc., the placement agents of the Old Bonds (the "Placement Agents"), have advised us that, following completion of the exchange offer, each intends to make a market in the New Bonds. However, none of the Placement Agents is under any obligation to make a market in the New Bonds. Also, any market-making activities with respect to the New Bonds that they make may be discounted at any time without notice.

CHALLENGES AND RISKS THAT WE FACE FROM COMPETITION

     We face competitive challenges due to regulatory and tax constraints and our high retail cost structure.

  MUNICIPAL ELECTRIC SYSTEMS

     Our most pressing competition currently comes from municipal electric systems in our service areas. Our rates are generally higher than those of municipal systems. This is because municipal systems are able to obtain tax exemptions, lower financing costs, continuing availability of lower cost power through short-term power purchases and cheaper access to government power. This results in their ability to maintain lower overall costs. We face the threat that municipalities in our service area could establish new electric systems and continue expanding existing systems.

  OPEN-ACCESS RULES FOR TRANSMISSION SERVICES

     Federal and State regulatory bodies are acting to impose structural changes in the electric utility industry that place downward pressure on prices and increase competition for customers. In 1996, the Federal Energy Regulatory Commission ("FERC") adopted rules relating to open-access transmission services. The open-access rules require utilities to deliver power from other utilities or generation sources to their wholesale customers at nondiscriminatory prices.

  COMPETITION IN RETAIL ELECTRICITY

     A number of states have enacted transitional legislation that encourages competition for retail electric businesses and the recovery of stranded investment. Investment is "stranded" when fixed costs approved for recovery under traditional regulatory methods become unrecoverable (or "stranded") as a result of legislative changes that allow for widespread competition.

     Consistent with the development in other states, the co-chairs of the Ohio General Assembly's Joint Select Committee on Electric Industry Deregulation have taken the following steps:

        - released on January 6, 1998, the draft report of a plan which proposes to give customers a choice from whom they buy electricity beginning January 1, 2000.

        - introduced Ohio legislation on March 26, 1998 that is designed to bring competition to Ohio's retail electric industry. The legislation is consistent with recommendations of the co-chairs in response to the bipartisan committee's final report.

     House and Senate hearings are expected to begin in early 1999. We cannot predict when this legislation will be passed into law but will continue to study the potential effects that such legislation would have on our financial position and results of operations.

     We cannot predict when and to what extent retail wheeling or other forms of competition will be allowed. ("Retail wheeling" similarly encourages competition by permitting the customer to purchase power from a utility company other than its local utility.) The FERC and the PUCO have acknowledged the need to provide at least partial recovery of stranded investment as greater competition is permitted. We believe that a mechanism for the recovery of at least some stranded investment will be developed as a result of regulatory moves to increase competition.

NUCLEAR OPERATIONS

     We have interests in three nuclear generating units:

        - Beaver Valley Power Station Unit 2 ("Beaver Valley Unit 2");

        - Davis-Besse Nuclear Power Station; and

        - Perry Nuclear Power Plant Unit 1 ("Perry Unit 1").

     Toledo Edison operates Davis-Besse and the Company operates Perry Unit 1. Duquesne Light Company operates Beaver Valley Unit 2. On October 15, 1998, FirstEnergy signed an agreement in principle with Duquesne that would result in the transfer of 1,436 megawatts owned by Duquesne at five generating plants (including Beaver Valley Unit 2) in exchange for 1,298 megawatts at three plants owned by FirstEnergy's electric utility operating companies, including the Company.

     These three nuclear units may be impacted by activities or events beyond our control. Operating nuclear units have experienced unplanned outages or extensions of scheduled outages because of equipment problems or new regulatory requirements. A major accident at a nuclear facility anywhere in the world could cause the United States Nuclear Regulatory Commission ("NRC") to limit or prohibit the operation or licensing of any domestic nuclear unit. Such an action would require us to purchase replacement power on the open market. Our financial condition, cash flows and results of operations could be materially adversely affected by such action depending on the prices of any such replacement power.

IMPACT OF THE YEAR 2000 ISSUE

  THE PROBLEM OF Y2K

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to identify the applicable year. Any of our programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations.

  OUR STATE OF READINESS

     We have determined that if we did not take any action to avoid the consequences of the Year 2000 issue, a material effect on our business, results of operations and financial condition would result. Consequently, we have developed a multi-phase program for Year 2000 compliance. The program consists of:

        - assessment of corporate systems and operations that could be affected by the Year 2000 problem;

        - remediation or replacement of non-compliant systems and components;
          and

        - testing of systems and components following such remediation or replacement.

     We have focused our Year 2000 review on three areas:

        - information technology ("IT") system applications;

        - non-IT systems; and

        - relationships with third parties (including suppliers as well as end customers).

     We believe that, with modifications to existing software and conversions to new software, the Year 2000 issue will pose no significant operational problems for our computer systems as so modified and converted. Most of our Year 2000 issues will be resolved through system conversion/ replacement.

  Major IT Systems and Applications.

        - The general ledger system and the inventory management and procurement accounts payable system was replaced at the end of 1998.

        - The payroll system was replaced in July 1998; all employees have been converted to the new system.

        - The customer service system will be replaced in mid-1999.

     Non-IT Systems. We have categorized our non-IT systems into 16 separate areas and have already determined that five of such areas pose no material Year 2000 problem. We have identified certain Year 2000 issues in the remaining areas and are in the process of remediating them. We plan to complete the entire Year 2000 project by September 1999.

     Potential Impact. The Year 2000 issue would have a material impact on our operations if the already identified modifications and conversions are not made, are not completed on a timely basis, or if we identify material additional modifications that are not completed on a timely basis.

  THIRD PARTIES' STATE OF READINESS -- POTENTIAL IMPACT

     We have completed formal communications with most of our key suppliers to determine the extent to which we are vulnerable to those third parties' failure to resolve their own Year 2000 problems. For suppliers having potential compliance problems, we are developing alternate sources and services in the event such noncompliance occurs. We are also identifying areas requiring higher inventory levels based on compliance uncertainties. We cannot guarantee that the failure of companies to resolve their own Year 2000 issue will not have a material adverse effect on our business, financial condition and results of operations.

  THE COSTS TO ADDRESS OUR Y2K ISSUES

     We are utilizing both internal and external resources to reprogram and/or replace and test our software for Year 2000 modifications. Of the $38 million total project cost, approximately $31 million will be capitalized since those costs are attributable to the purchase of new software for total system replacements because the Year 2000 solution comprises only a portion of the benefit resulting from the system replacements. The remaining $7 million will be expensed as incurred.

     To date, we have expensed $2 million for Year 2000 maintenance activities. Our total Year 2000 projected cost, as well as our estimates of the time needed to complete remedial efforts, are based on currently available information and do not include the estimated costs and time associated with the impact of a third party's Year 2000 issue.

  RISKS; CONTINGENCY PLAN

     We believe the Y2K worst case scenario most reasonably likely to occur would be disruptions in power plant monitoring systems, thereby producing inaccurate data and failures in electronic switching mechanisms at transmission junctions. This would prolong localized outages because technicians would have to manually activate switches. Such an event would have a material, but presently indeterminable, effect on our financial results. We are developing contingency plans to address any delay in becoming Year 2000 compliant, and expect to have contingency plans completed by June 1999.

     The costs of the project and the dates on which we plan to complete the Year 2000 modifications are based on management's best estimates. These estimates were derived from numerous assumptions of future events including the continued availability of certain resources and other factors. However, we cannot guarantee that this project will be completed as planned. Also, actual results could differ materially from the estimates. Specific factors that might cause material differences include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer code, and similar uncertainties.

                                  THE COMPANY

GENERAL

     The Company, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy. It operates in an area of approximately 1,700 square miles in northeastern Ohio that includes the City of Cleveland. It was incorporated under the laws of the State of Ohio in 1892.

     The Company also provides electric energy at wholesale to other electric utility companies and to two municipal electric systems (directly and through AMP-Ohio) in its service area. The Company serves approximately 743,000 customers and derives approximately 77% of its total electric retail revenue from customers outside the City of Cleveland. Principal industries served by the Company include those producing steel and other primary metals; automotive and other transportation equipment; chemicals; electrical and nonelectrical machinery; fabricated metal products; and rubber and plastic products. Nearly all of the Company's operating revenues are derived from the sale of electric energy. The Company had approximately 1,800 employees at December 31, 1998.

     The Company is a wholly owned electric utility subsidiary of FirstEnergy, a public utility holding company. In addition to the Company, the direct or indirect public utility subsidiaries of FirstEnergy are Ohio Edison, Penn Power and Toledo Edison. The Company, Ohio Edison, Penn Power and Toledo Edison operate as separate companies, each servicing the customers in its respective service area.

                PENDING MERGER OF THE COMPANY AND TOLEDO EDISON

     In March 1994, Centerior Energy announced a plan to merge Toledo Edison into the Company. In June 1995, the preferred stockholders of the Company and Toledo Edison approved actions necessary for the two companies to merge. FirstEnergy has not yet made a decision on this matter. In the meantime, at the request of the NRC, pending FirstEnergy's decision, both the Company and Toledo Edison have withdrawn their request for authorization to transfer certain NRC licenses to the merged entity. All other regulatory approvals have been obtained.

EFFECT OF PENDING MERGER ON FIRST MORTGAGE AND TE FIRST MORTGAGE

     Substantially all of the fixed properties and the franchises of the Company ("CEI Mortgaged Property") are subject to the lien of the First Mortgage (as hereinafter defined), and substantially all of the fixed properties and the franchises of Toledo Edison ("TE Mortgaged Property") are subject to the lien of the Forty-Sixth Supplemental Indenture and Deed of Trust of Toledo Edison ("TE First Mortgage"). If the merger of Toledo Edison into the Company is consummated, the Company will acquire all of the assets of Toledo Edison, including the TE Mortgaged Property, and the TE Mortgaged Property will become subject to the lien of the First Mortgage, which lien will be junior to the lien of the TE First Mortgage.

     If the merger is consummated, the only assets of the Company which will be subject to the lien of the TE First Mortgage will be the TE Mortgaged Property at the time of the merger and properties thereafter acquired by the Company which are betterments, extensions, improvements, additions, repairs, renewals, replacements, substitutions and alterations to, upon, for and of the TE Mortgaged Property and all property held or acquired for use or used upon or in connection with or appertaining to the TE Mortgaged Property. The lien of the First Mortgage would, after the merger, continue to be a first lien on the CEI Mortgaged Property. After the merger, the existing junior liens of the subordinate mortgages of the Company and Toledo Edison would be junior to the liens of the First Mortgage and the TE First Mortgage.

     The Company expects that, after the merger, it would enter into a new indenture ("New Indenture") which will prohibit the issuance of any bonds under the TE First Mortgage or the First Mortgage, except to the trustee under the New Indenture in the same principal amounts as, and as the basis for the issuance of, bonds issued by the Company under the New Indenture. The New Indenture trustee would hold such TE First Mortgage Bonds and First Mortgage Bonds for the benefit of the holders of the New Indenture Bonds, which are thus expected to be rated the same as the TE First Mortgage Bonds and the First Mortgage Bonds.

     A substantial portion of the properties owned by the Company after the proposed merger, including some or all of the CEI Mortgaged Property and TE Mortgaged Property, would be subject to the lien of the New Indenture, and such lien will be junior to the liens of the First Mortgage and the TE First Mortgage, but senior to the existing liens of the subordinate mortgages of the Company and Toledo Edison.

     At such time as the New Indenture trustee holds all of the outstanding First Mortgage Bonds or TE First Mortgage Bonds, such bonds will be canceled, the indenture under which such bonds were issued will be discharged and the lien of the New Indenture will become a first mortgage lien on the properties which were subject to the first mortgage lien of the discharged indenture.

COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS FOR THE COMPANY AND TOLEDO EDISON

     The Unaudited Cleveland Electric and Toledo Edison Combined Pro Forma Condensed Balance Sheets as of June 30, 1998 and the Unaudited Combined Pro Forma Condensed Income Statements for the Six Months ended June 30, 1998 and for the years ended December 31, 1997, 1996 and 1995 give effect to the agreement between the Company and Toledo Edison to merge Toledo Edison into the Company. The Combined Pro Forma Condensed Income Statements of Cleveland Electric and Toledo Edison for the Year ended December 31, 1997 give effect to the Ohio Edison -- Centerior Energy merger (see note 8 in 1997 Annual Report) and the merger of Toledo Edison into the Company. The pro forma statements are based on accounting for the merger of the Company and Toledo Edison on a method similar to a pooling of interests.

     The following pro forma data is not necessarily indicative of the results of operations or the financial condition which would have been reported had the merger been in effect during the periods or which would have been reported in the future.

                  COMBINED PRO FORMA CONDENSED BALANCE SHEETS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON

                                  (UNAUDITED)

                                                            AT SEPTEMBER 30, 1998
                                        -------------------------------------------------------------
                                                                                       PRO FORMA
                                        HISTORICAL    HISTORICAL                        COMBINED
                                        CLEVELAND       TOLEDO       PRO FORMA     CLEVELAND ELECTRIC
                                         ELECTRIC       EDISON      ADJUSTMENTS     & TOLEDO EDISON
                                        ----------    ----------    -----------    ------------------
                                                            (MILLIONS OF DOLLARS)
ASSETS
Net Property, Plant and Equipment.....    $3,769        $1,576         $ --              $5,345
Current Assets........................       445           199          (18)(a)             626
Regulatory and other assets...........       701           472           --               1,173
Goodwill..............................     1,512           501           --               2,013
                                          ------        ------         ----              ------
          Total Assets................    $6,427        $2,748         $(18)             $9,157
                                          ======        ======         ====              ======
CAPITALIZATION AND LIABILITIES
Capitalization Common Stockholder's
  Equity..............................    $1,033        $  572         $ --              $1,605
Preferred Stock With Mandatory
  Redemption Provisions...............       168            --           --                 168
Without Mandatory Redemption
  Provisions..........................       238           210           --                 448
Long-term debt........................     2,957         1,086           --               4,043
                                          ------        ------         ----              ------
          Total Capitalization........     4,396         1,868           --               6,264
Current Liabilities...................       704           332          (18)(a)           1,018
Deferred Credits and Other
  Liabilities.........................     1,327           548                            1,875
                                          ------        ------         ----              ------
          Total Capitalization and
             Liabilities..............    $6,427        $2,748         $(18)             $9,157
                                          ======        ======         ====              ======

         The accompanying notes are an integral part of the statement.

                 COMBINED PRO FORMA CONDENSED INCOME STATEMENTS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON

                                  (UNAUDITED)

                                                    9 MONTHS ENDED SEPTEMBER 30, 1998
                                     ----------------------------------------------------------------
                                                                                       PRO FORMA
                                     HISTORICAL     HISTORICAL                          COMBINED
                                     CLEVELAND        TOLEDO         PRO FORMA     CLEVELAND ELECTRIC
                                      ELECTRIC        EDISON        ADJUSTMENTS     & TOLEDO EDISON
                                     ----------    -------------    -----------    ------------------
                                                           (MILLION OF DOLLARS)
Operating Revenues.................    $1,393          $714            $(86)(b)          $2,021
Operating Expenses and Taxes.......     1,092           573             (86)(b)           1,579
                                       ------          ----            ----              ------
Operating Income...................       301           141               0                 442
Other Income (Loss)................        21            10              (1)(c)              30
Net Interest Charges...............       173            65              (1)(c)             237
                                       ------          ----            ----              ------
Net Income.........................    $  149          $ 86            $  0              $  235
                                       ======          ====            ====              ======

                                                     YEAR ENDED DECEMBER 31, 1997
                                -----------------------------------------------------------------------
                                                            PRO                          PRO FORMA
                                      PRO FORMA            FORMA                          COMBINED
                                      CLEVELAND           TOLEDO       PRO FORMA     CLEVELAND ELECTRIC
                                     ELECTRIC(d)         EDISON(d)    ADJUSTMENTS     & TOLEDO EDISON
                                ---------------------    ---------    -----------    ------------------
                                                         (MILLION OF DOLLARS)
Operating Revenues............         $1,783              $895          $(151)(b)         $2,527
Operating Expenses and
  Taxes.......................          1,418               742           (151)(b)          2,009
                                       ------              ----          -----             ------
Operating Income..............            365               153             --                518
Other Income (Loss)...........             15                10             (6)(c)             19
Net Interest Charges..........            232                91             (6)(c)            317
                                       ------              ----          -----             ------
Net Income....................         $  148              $ 72          $  --             $  220
                                       ======              ====          =====             ======

         The accompanying notes are an integral part of the statements.

                 COMBINED PRO FORMA CONDENSED INCOME STATEMENTS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON

                                  (UNAUDITED)

                                                      YEAR ENDED DECEMBER 31, 1996
                                ------------------------------------------------------------------------
                                                                                          PRO FORMA
                                    HISTORICAL         HISTORICAL                          COMBINED
                                    CLEVELAND            TOLEDO         PRO FORMA     CLEVELAND ELECTRIC
                                     ELECTRIC            EDISON        ADJUSTMENTS     & TOLEDO EDISON
                                ------------------    -------------    -----------    ------------------
                                                         (MILLIONS OF DOLLARS)
Operating Revenues............        $1,790              $897            $(133)(b)         $2,554
Operating Expenses and
  Taxes.......................         1,431               741             (134)(b)          2,038
                                      ------              ----            -----             ------
Operating Income..............           359               156                1                516
Other Income (Loss)...........            (2)               (4)              (2)(c)             (8)
Net Interest Charges..........           240                95               (1)(c)            334
                                      ------              ----            -----             ------
Net Income....................        $  117              $ 57            $  --             $  174
                                      ======              ====            =====             ======

                                                      YEAR ENDED DECEMBER 31, 1995
                                ------------------------------------------------------------------------
                                                                                          PRO FORMA
                                    HISTORICAL         HISTORICAL                          COMBINED
                                    CLEVELAND            TOLEDO         PRO FORMA     CLEVELAND ELECTRIC
                                     ELECTRIC            EDISON        ADJUSTMENTS     & TOLEDO EDISON
                                ------------------    -------------    -----------    ------------------
                                                         (MILLIONS OF DOLLARS)
Operating Revenues............        $1,769              $874            $(127)(b)         $2,516
Operating Expenses and
  Taxes.......................         1,371               686             (129)(b)          1,928
                                      ------              ----            -----             ------
Operating Income..............           398               188                2                588
Other Income (Loss)...........            31                19               (2)(c)             48
Net Interest Charges..........           245               110               --                355
                                      ------              ----            -----             ------
Net Income....................        $  184              $ 97            $  --             $  281
                                      ======              ====            =====             ======

         The accompanying notes are an integral part of the statements.

   NOTES TO COMBINED PRO FORMA CONDENSED BALANCE SHEET AND INCOME STATEMENTS

                                  (UNAUDITED)

     The Pro Forma Financial Statements include the following adjustments:

        (a) Elimination of intercompany accounts and notes receivable and accounts and notes payable.

        (b) Elimination of intercompany operating revenues and operating expenses.

        (c) Elimination of intercompany interest income and interest expense.

        (d) Give effect to Ohio Edison -- Centerior Energy merger with the purchase accounting adjustments recognized in the business combination (see note 8 in 1997 Annual Report).

                               THE EXCHANGE OFFER

BACKGROUND

     The Old Bonds were issued and sold by the Company to the Placement Agents on September 29, 1998 (the "Old Bond Issue Date"). Thereafter, the Old Bonds were resold by the Placement Agents to certain purchasers in reliance on one or more exemptions from the registration requirements of the Securities Act. Pursuant to the Registration Agreement entered into by the Company and the Placement Agents (the "Registration Agreement") as a condition to the obligations of the Placement Agents under the Placement Agreement between the Company and the Placement Agents, the Company agreed that it would:

        - use its best efforts to cause the Registration Statement to become effective no later than 150 days after the Old Bond Issue Date, and

        - unless the exchange offer is prohibited by applicable law or SEC policy, upon effectiveness of the Registration Statement, commence the exchange offer, maintain the effectiveness of the Registration Statement for at least 30 days (or a longer period if required by law) and deliver to the Exchange Agent New Bonds in the same aggregate principal amount as the Old Bonds that were tendered by the holders thereof pursuant to the exchange offer.

     A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

GENERAL

     Subject to the terms and conditions described herein, all Old Bonds validly tendered and not withdrawn prior to the Expiration Date will be accepted for exchange for New Bonds.

     The New Bonds have terms identical to the terms of the Old Bonds except that the New Bonds have been registered under the Securities Act and, following the completion of the exchange offer and during the effectiveness of any required Shelf Registration Statement, the holders of the Old Bonds will not be entitled to the contingent increase in the interest rate described below. The New Bonds will evidence the same debt as the Old Bonds for which they are exchanged and will be issued under, and be entitled to the benefits of, the First Mortgage, which also authorized the issuance of the Old Bonds.

     The Company must use all reasonable efforts to file a Shelf Registration Statement, cause it to be declared effective and keep it effective until the end of the restricted period for the Old Bonds or such shorter period as may be necessary to allow for the resale of all Old Bonds, if

        - the Company determines that the exchange offer is not available or may not be consummated as soon as practicable after the last date the exchange offer is open because it would violate applicable law or the applicable interpretations of the staff of the SEC;

        - the exchange offer is not consummated by April 3, 1999;

        - the Placement Agents so request with respect to the Old Bonds not eligible to be exchanged for New Bonds in the exchange offer and held by them following consummation of the exchange offer; or

        - any holder (other than an exchanging dealer) is not eligible to participate in the exchange offer, or any holder (other than an exchanging dealer) that participates in the exchange offer does not receive freely tradeable New Bonds on the date of the exchange for validly tendered (and not withdrawn) Old Bonds.

     If the exchange offer is not consummated or a Shelf Registration Statement with respect to resales of the Old Bonds is not declared effective by April 3, 1999, the interest rate borne by the Old Bonds will be increased by .50% per annum until such time as such requirements have been satisfied ("Additional Interest").

     The exchange offer will be deemed to have been consummated upon the Company having exchanged New Bonds for all outstanding Old Bonds that have been tendered and not withdrawn prior to the close of business on the Expiration Date (other than Old Bonds held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer. Upon consummation of the exchange offer, holders of Old Bonds seeking liquidity in their investment (except, under certain circumstances, Participating Broker Dealers (as defined in the Registration Agreement) and the Placement Agents) would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, and such holders will retain no rights under the Registration Agreement except under certain limited circumstances. See "Risk
Factors -- Consequences of Failure to Exchange."

     Upon the terms and subject to the conditions described in this prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Bonds properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of each series of New Bonds in exchange for each $1,000 principal amount of each corresponding series of outstanding Old Bonds accepted in the exchange offer. Holders may tender some or all of their Old Bonds pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     Based on no-action letters issued by the staff of the SEC to third parties, the Company believes that the New Bonds issued pursuant to this exchange offer in exchange for Old Bonds may be offered for resale, resold and otherwise transferred by any holder thereof, other than

        - a broker-dealer who purchased such Old Bonds directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or

        - a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the New Bonds in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Bonds. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Holders of Old Bonds wishing to accept the exchange offer must represent to the Company, as required by the Registration Agreement, that such conditions have been met.

     Each broker-dealer that receives New Bonds in exchange for Old Bonds held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Bonds if such New Bonds were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." No underwriter is being used in connection with the exchange offer.

     As of the date of this prospectus, $125 million aggregate principal amount of Old Bonds is outstanding. In connection with the issuance of the Old Bonds, the Company arranged for the Old Bonds initially purchased by QIBs or in offshore transactions in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Bonds are also issuable and transferable in book-entry form through DTC. See "Description of New Bonds -- Book-Entry Issuance."

     The Company will be deemed to have accepted validly tendered Old Bonds when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Bonds for the purpose of receiving New Bonds from the Company and delivering New Bonds to such holders.

     If any tendered Old Bonds are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Bonds will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of the Old Bonds do not have any appraisal or dissenters' rights under the First Mortgage in connection with the exchange offer. The Company intends to conduct the exchange offer in accordance with the Registration Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

     Holders of Old Bonds who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Bonds pursuant to the exchange offer. The Company will pay all reasonable charges and expenses, other than certain applicable taxes and counsel fees, incurred in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATES; DELAYS; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means the Expiration Date set forth on the cover of this prospectus, unless the Company, in its sole discretion, extends the exchange offer, in which case the term "Expiration Date" means the latest date to which the exchange offer is extended.

     The Company will notify the Exchange Agent of any extension of the Expiration Date by oral or written notice and will mail to the record holders of Old Bonds an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     In the case of an extension, such announcement shall include disclosure of the approximate number of Old Bonds deposited to date and shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion,

        - to delay acceptance of any Old Bonds, to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Bonds not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and

        - to amend the terms of the exchange offer in any manner deemed by it to be advantageous to the holders of the Old Bonds.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Bonds of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW BONDS

     The New Bonds will bear interest at the same rate and on the same terms as the Old Bonds. Under the First Mortgage, interest on each Old Bond ceases to accrue upon the exchange of such Old Bond for a New Bond. Interest will accrue on each New Bond from the date on which it is authenticated and will be payable to the person in whose name such New Bond is registered at the close of business on the Regular Record Date for such interest, which will be the March 15 or September 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Bond is authenticated and delivered in exchange for an Old Bond

        - between a record date for the payment of interest on that Old Bond and the related interest payment date, the interest that accrues on the New Bond from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Bond was issued on its issuance date or

        - between an interest payment date for the payment of interest on that Old Bond and the record date for the next succeeding interest payment date, the interest that accrues on the Old Bond from the earlier interest payment date to the date on which the Old Bond is exchanged for the New Bond will be paid to the person in whose name the New Bond is registered on the record date for that next succeeding interest payment date.

     The Company intends to cause the New Bonds to be authenticated on the date on which the New Bonds are exchanged for the Old Bonds. Therefore, the exchange will not result in the loss of interest income to holders of Old Bonds exchanged for New Bonds. Interest on the Bonds is payable semiannually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 1999 and the Bonds will bear interest at 6.86% and mature on October 1, 2008.

PROCEDURES FOR TENDERING

  GENERAL

     To tender in the exchange offer, a holder must properly complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Bonds (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder of Old Bonds will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions described herein and set forth in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD BONDS AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS

RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD BONDS SHOULD BE SENT TO THE COMPANY. DELIVERY OF ALL DOCUMENTS MUST BE MADE TO THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH HEREIN. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Only a holder of Old Bonds may tender such Old Bonds in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Old Bonds are registered in the Security Register (as defined herein) or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Bonds are held of record by DTC who desires to deliver such Old Bonds by book-entry transfer at DTC.

  DTC'S -- BOOK ENTRY DELIVERY TRANSFER FACILITY

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Bonds by causing DTC to transfer such Old Bonds into the Exchange Agent's account in accordance with DTC's procedures for such transfer. Although delivery of Old Bonds may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  BONDS REGISTERED IN ANOTHER'S NAME; BENEFICIAL HOLDERS

     Any beneficial holder whose Old Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Bonds, either make appropriate arrangements to register ownership of the Old Bonds in such holder's name or obtain a properly completed bond power from the registered holder which authorizes such owner to tender the Old Bonds on behalf of the registered holder, in each case signed by the registered holder as the name of such registered holder appears on the Old Bonds. The transfer of record ownership may take considerable time.

  LETTER OF TRANSMITTAL

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Bonds tendered pursuant thereto are tendered,

        - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

        - for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Bonds listed therein, such Old Bonds must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Bonds on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Bonds. If the Letter of Transmittal or any Old Bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  DTC'S AUTOMATED TENDER OFFER PROGRAM

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Bonds.

  COMPANY'S DISCRETION

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Bonds will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Bonds not properly tendered or any Old Bonds the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Bonds. The Company's interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Bonds must be cured within such time as the Company shall determine.

     Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Bonds nor shall any of them incur any liability for failure to give such notification. Tenders of Old Bonds will not be deemed to have been made until such irregularities have been cured or waived. Any Old Bonds received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Bonds unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     While the Company has no present plan to acquire any Old Bonds which have not been tendered in the exchange offer or to file a registration statement to permit resales of Old Bonds which are not tendered pursuant to the exchange offer (except as may be required under the Registration Agreement), subject to the terms of the First Mortgage, the Company reserves the right in its sole discretion to:

        - purchase or make offers for any Old Bonds that remain outstanding subsequent to the Expiration Date,

        - as set forth under -- "Termination" terminate the exchange offer with respect to such Old Bonds, or

        - to the extent permitted by applicable law, purchase Old Bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

  HOLDERS' REPRESENTATIONS

     By tendering, each holder of Old Bonds will represent to the Company that, among other things,

        - the New Bonds acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Bonds, whether or not such person is the holder,

        - that neither the holder nor any other person has an arrangement or understanding with any person to participate in a distribution of the New Bonds,

        - and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Bonds and (i) whose Old Bonds are not lost but are not immediately available or (ii) who cannot deliver their Old Bonds, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

        - The tender is made through an Eligible Institution;

        - Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth

                - the name and address of the holder of the Old Bonds,

                - the certificate number or numbers of such Old Bonds, and

                - the principal amount of Old Bonds tendered,

        stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Bonds to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

        - such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Bonds in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Bonds delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Bonds in the exchange offer, a telegram, telex, facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

        - specify the name of the person having deposited the Old Bonds to be withdrawn (the "Depositor"),

        - include a statement that the Depositor is withdrawing its election to have Old Bonds exchanged, and identify the Old Bonds to be withdrawn (including the certificate number or numbers and principal amount of such Old Bonds),

        - be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Bonds were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Bonds to register the transfer of such Old Bonds into the name of the Depositor withdrawing the tender, and

        - specify the name in which any such Old Bonds are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination will be final and binding on all parties.

     Any Old Bonds so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Bonds will be issued with respect thereto unless the Old Bonds so withdrawn are validly retendered. Any Old Bonds which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Bonds may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     The exchange offer is not subject to any condition, other than that:

        - the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC,

        - no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or statute, rule or regulation that would render the exchange offer illegal, and

        - there shall not have been adopted or enacted any law, statute, rule or regulation that would render the exchange offer illegal.

     There can be no assurance that any such condition will not occur.

     If the Company determines that it may terminate the exchange offer, as set forth above, the Company may:

        - refuse to accept any Old Bonds and return any Old Bonds that have been tendered to the holders thereof,

        - extend the exchange offer and retain all Old Bonds tendered prior to the Expiration of the exchange offer, subject to the rights of such holders of tendered Old Bonds to withdraw their tendered Old Bonds, or

        - waive such termination event with respect to the exchange offer and accept all properly tendered Old Bonds that have not been withdrawn.

     If such waiver constitutes a material change in the exchange offer, the Company will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of Old Bonds, and the Company will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Bonds, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

     The Chase Manhattan Bank, the First Mortgage Trustee under the First Mortgage, has been appointed as Exchange Agent for the exchange offer. Questions and requests for assistance and for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:   By Facsimile:                      By Hand or Overnight Courier:
The Chase Manhattan Bank           (Eligible Institutions Only)       The Chase Manhattan Bank
55 Water Street                    (212) 638-7375 or (212) 344-9367   55 Water Street
Room 234, North Building           Confirm by Telephone:              Room 234, North Building
New York, New York 10041           (212) 638-0828                     New York, New York 10041
Attention: Carlos Esteves                                             Attention: Carlos Esteves

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the exchange offer will be borne by the Company. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone or other means.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Bonds and in handling or forwarding tenders for exchange.

     Reasonable expenses incurred in connection with the exchange offer, including expenses of the Exchange Agent and First Mortgage Trustee and accounting and legal fees, other than certain applicable taxes and counsel fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Bonds pursuant to the exchange offer. If, however, certificates representing New Bonds or Old Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Bonds tendered, or if tendered Old Bonds are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Bonds pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                            DESCRIPTION OF NEW BONDS

GENERAL

     The Old Bonds were, and the New Bonds will be, issued under the Company's Mortgage and Deed of Trust, dated July 1, 1940, from the Company to Guaranty Trust Company of New York as trustee, under which The Chase Manhattan Bank is successor trustee ("First Mortgage Trustee"), as supplemented and modified by seventy-nine supplemental indentures thereto and as to be further supplemented, for the issuance of the New Bonds, by an Eightieth Supplemental Indenture ("Eightieth Supplemental Indenture") to be dated as of April 1, 1999 (the Mortgage and Deed of Trust as so supplemented herein called the "First Mortgage"). The terms of the Bonds include those stated in the First Mortgage and those made part of the First Mortgage by reference to the Trust Indenture Act of 1939, as amended ("Trust Indenture Act"). Holders of Bonds are referred to the First Mortgage and the Trust Indenture Act for a statement of all such terms.

     The following summary of certain provisions of the First Mortgage does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the First Mortgage. Copies of the First Mortgage are available as set forth herein under "-- Additional Information." For a discussion of the effect on the First Mortgage of the proposed merger of Toledo Edison into the Company, see "Pending Merger of the Company and Toledo
Edison -- Effect of Pending Merger on First Mortgage." The Articles cited below refer to Articles of the First Mortgage.

PRINCIPAL, MATURITY AND INTEREST

     The Bonds are limited to an aggregate amount of $125 million. The New Bonds will bear interest at the same rate and on the same terms as the Old Bonds of the corresponding series. Under the First Mortgage, interest on each Old Bond ceases to accrue upon the exchange of such Old Bond for a New Bond. Interest will accrue on each New Bond from the date on which it is authenticated and will be payable to the person in whose name such New Bond is registered at the close of business on the Regular Record Date for such interest, which will be the March 15 or September 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Bond is authenticated and delivered in exchange for an Old Bond:

        - between a record date for the payment of interest on that Old Bond and the related interest payment date, the interest that accrues on the New Bond from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Bond was issued on its issuance date, or

        - between an interest payment date for the payment of interest on that Old Bond and the record date for the next succeeding interest payment date, the interest that accrues on the Old Bond from the earlier interest payment date to the date on which the Old Bond is exchanged for the New Bond will be paid to the person in whose name the New Bond is registered on the record date for the next succeeding interest payment date.

     The Company intends to cause the New Bonds to be authenticated on the date on which the New Bonds are exchanged for the Old Bonds. Therefore, the exchange will not result in the loss of interest income to holders of Old Bonds exchanged for New Bonds.

     Interest on the Bonds is payable semiannually in cash on April 1 and October 1 of each year, commencing October 1, 1999. The Bonds will bear interest at 6.86% and mature on October 1, 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, interest and Additional Interest (as hereinafter defined), if any, on the Bonds will be payable at the office or agency of the Company maintained for such purpose within the City of New York, State of New York or, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Bonds ("Security Register"); provided that all payments of principal, interest and Additional Interest, if any, with respect to Bonds, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in the City of New York will be the office of the First Mortgage Trustee maintained for such purpose.

     The Bonds are denominated in United States currency in minimum denominations of $1,000 and any integral multiple thereof.

SECURITY FOR THE FIRST MORTGAGE BONDS

     The Bonds and all First Mortgage Bonds of other series currently outstanding and hereafter issued under the First Mortgage are, in the opinion of counsel for the Company, secured equally and ratably (except as to any sinking or analogous fund established for the First Mortgage Bonds of any particular series) by a valid and perfected first lien, subject only to certain permitted liens and other encumbrances, on substantially all the property owned and franchises held by the Company, except the following:

        - cash, receivables and contracts not pledged or required to be pledged under the First Mortgage and leases in which the Company is lessor;

        - securities not specifically pledged or required to be pledged under the First Mortgage;

        - property held for consumption in operation or in advance of use for fixed capital purposes or for resale or lease to customers;

        - electric energy and other materials or products produced or purchased by the Company for sale, distribution or use in the ordinary conduct of its business; and

        - all the property of any other corporation which may now or hereafter be wholly or substantially wholly owned by the Company. (Clauses preceding Article I.)

     All property acquired by the Company after June 30, 1940, other than the property excepted from the lien of the First Mortgage, becomes subject to the lien thereof upon acquisition. (Article I and granting and other clauses preceding Article I.) Under certain conditions, the First Mortgage permits the Company to acquire property subject to a lien prior to the lien of the First Mortgage. (Article IV.)

     Property subject to the lien of the First Mortgage will be released from the lien upon the sale or transfer of such property if the Company deposits the fair value of the property with the First Mortgage Trustee and meets certain other conditions specified in the First Mortgage. (Article VII.) Moneys received by the First Mortgage Trustee for the release of property will, under certain circumstances, be applied to redeem outstanding First Mortgage Bonds, be applied to satisfy other obligations of the Company or be paid over to the Company from time to time based upon property additions or refundable First Mortgage Bonds. (Article VIII.)

     In the Nineteenth Supplemental Indenture, the First Mortgage was modified to permit the Company without the vote or consent of the holders of any First Mortgage Bonds issued after November 1976 (a) to exclude nuclear fuel from the lien of the First Mortgage to the extent not excluded therefrom by its existing provisions and (b) to revise the definition of property additions which can constitute bondable property to include facilities outside the State of Ohio ("State") even though they are not physically connected with property of the Company in the State and to clarify its general scope.

TITLE TO PROPERTY

     The generating plants and other principal facilities of the Company are owned by the Company, except as follows:

        (a) Mansfield Plant and Beaver Valley Unit 2: The Company and Toledo Edison jointly lease from others for a term of about 29 1/2 years starting on October 1, 1987 undivided 6.5%, 45.9% and 44.38% tenant-in-common interests in Units 1, 2 and 3, respectively, of the Mansfield Plant and also jointly lease from others for the same term an 18.26% undivided tenant-in-common interest in Beaver Valley Unit 2, all located in Shippingport, Pennsylvania. The Company owns another 24.47% interest in Beaver Valley Unit 2 as a tenant-in-common.

        (b) Lake Shore Facilities: Most of the Lake Shore facilities are situated on artificially filled land, extending beyond the natural shoreline of Lake Erie as it existed in 1910.

        Title to land under the water of Lake Erie within the territorial limits of the State (including artificially filled land) is in the State in trust for the people of the State for the public uses to which it may be adapted, subject to the powers of the United States, the public rights of navigation, water commerce and fishery and the rights of upland owners to wharf out or fill to make use of the water. The State is required by statute, after appropriate proceedings, to grant a lease to an upland owner, such as the Company, which erected and maintained facilities on such filled land prior to October 13, 1955. The Company does not have such a lease from the State with respect to the artificially filled land on which its Lake Shore facilities are located, but the Company's position, on advice of counsel for the Company, is that the Lake Shore facilities and occupancy may not be disturbed because they do not interfere with the free flow of commerce in navigable channels and also constitute, at least in part, and are on land filled pursuant to, the exercise by it of its property rights as owner of the land above the shoreline adjacent to the filled land. The Company does hold permits, under federal statutes relating to navigation, to occupy such artificially filled land.

        (c) Seneca Power Plant: The facilities at the pumped-storage hydroelectric Seneca Power Plant in Pennsylvania ("Seneca") are located on land owned by the United States and occupied by the Company and Pennsylvania Electric Company pursuant to a license issued by the FERC for a 50-year period starting December 1, 1965 for the construction, operation and maintenance of a pumped-storage hydroelectric plant.

        (d) Water Intake and Discharge Facilities: The water intake and discharge facilities at the electric generating plants located along Lake Erie and the Ohio River are extended into the lake and river under the Company's property rights as owner of the land above the water line and pursuant to permits under federal statutes relating to navigation.

        (e) Transmission and Distribution Systems: The transmission system is located on land, easements or rights-of-way owned by the Company. The distribution system also is located, in part, on land owned by the Company, but, for the most part, it is located on lands owned by others and on streets and highways. In most cases, the Company has obtained permission from the apparent owner, or, if located on streets and highways, from the apparent owner of the abutting property. The electric underground transmission and distribution systems are located for the most part in public streets. The Pennsylvania portions of the main transmission lines from Seneca, the Mansfield Plant and Beaver Valley Unit 2 are not owned by the Company.

     The fee title which the Company has as a tenant-in-common owner, and the leasehold interests it has as a joint lessee, of certain generating units do not include the right to require a partition or sale for division of proceeds of the units without the concurrence of all the other owners and their respective mortgage trustees and the First Mortgage Trustee.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     In addition to the principal amount of First Mortgage Bonds outstanding at September 30, 1998 additional First Mortgage Bonds may be issued under Article III of the First Mortgage, ranking equally and ratably with such outstanding First Mortgage Bonds and the Bonds and without limit as to amount, on the basis of:

        - 70% of bondable property (as described under "-- Security for the First Mortgage Bonds") not previously used as the basis for issuance of First Mortgage Bonds or applied for some other purpose under the First Mortgage;

        - the deposit of cash (which may be withdrawn thereafter on the basis of bondable property or refundable First Mortgage Bonds); and

        - substitution for refundable First Mortgage Bonds.

     First Mortgage Bonds become refundable First Mortgage Bonds when they are paid upon maturity, redemption or purchase out of money deposited with the First Mortgage Trustee for such payment or when money for such payment is irrevocably deposited with the First Mortgage Trustee. (Articles I, III and VIII.)

     In general, all property subject to the lien of the First Mortgage which is used or useful in the Company's electric business (including property not located in the State if it is physically connected with property of the Company in the State, either directly or through other property of the Company), which is not subject to an unfunded prior lien and as to which the Company has good title and corporate power to own and operate, is bondable property and as such is available as a basis for the issuance of First Mortgage Bonds. (Article I.) The facilities of the Company on the artificially filled land at Lake Shore will become bondable property only when the Company acquires, under conditions specified in the First Mortgage, either good title to such land or the right to occupy it; and the facilities of the Company on the land at Seneca are not now bondable property. See "-- Title to Property." The tenant-in-common interests owned by the Company in certain generating units qualify as bondable property, except that its interest in property located in Pennsylvania, including Beaver Valley Unit 2, does not qualify because it is located outside the State and is not physically connected with property of the Company in the State. (Article I.) With certain exceptions, property which the Company leases from others is not bondable property. (Articles I and III.)

     Also, with certain exceptions, in order to issue additional First Mortgage Bonds based on bondable property, net earnings of the Company available for interest and property retirement appropriations for any 12 consecutive months within the 15 calendar months immediately preceding the month in which application for authentication and delivery of such additional First Mortgage Bonds is made must be at least twice the annual interest charges on all First Mortgage Bonds outstanding and on the issue applied for. (Article III.)

     At September 30, 1998, the Company was not able to issue additional First Mortgage Bonds except on the basis of refundable bonds. The amount of additional First Mortgage Bonds which may be issued in the future will fluctuate depending upon the amount of available refundable First Mortgage Bonds, available bondable property, earnings and interest rates.

REDEMPTION

     The Bonds will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of

        - 100% of their principal amount and

        - the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus thirty-seven and one-half
          [37 1/2] basis points for the Bonds,

plus in the case of each of the above clauses, accrued interest to the date of redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the series of Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Bonds.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company.

     "Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. New York City time, on the third Business Day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date,

        - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)", or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

        - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day (as defined in the Seventh-Eighth Supplemental Indenture) preceding the redemption date.

     Holders of Bonds to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Bonds are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular portions thereof for redemption from the outstanding Bonds by such method as the Trustee deems fair and appropriate.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Bonds in accordance with the First Mortgage. The First Mortgage Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the First Mortgage. See "-- Book-Entry Issuance.

     The registered holder of a Bond will be treated as the owner of it for all purposes.

CONCERNING THE FIRST MORTGAGE TRUSTEE

     The Chase Manhattan Bank is the First Mortgage Trustee. The First Mortgage Trustee may resign by giving written notice of its resignation as provided in the First Mortgage. The resignation will take effect on the date specified in such notice, unless previously a successor trustee shall have been appointed in accordance with the First Mortgage. The holders of a majority of the then outstanding principal amount of the Bonds may remove the First Mortgage Trustee at any time. Any successor trustee must be a bank or trust company in good standing organized and doing business under the laws of the United States or of any State and having its principal office in the Borough of Manhattan, the City of New York, New York, and have a combined capital and surplus of at least $5,000,000.

     The First Mortgage contains certain limitations on the rights of the First Mortgage Trustee, should it become a creditor of the Company within four months prior to a default or thereafter, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The First Mortgage Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

     The holders of a majority in principal amount of the then outstanding Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the First Mortgage Trustee, subject to certain exceptions. The First Mortgage provides that in case an Event of Default shall occur (which shall not be cured), the First Mortgage Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the First Mortgage Trustee is under no obligation to exercise any of its rights or powers under the First Mortgage at the request of any of the holders of Bonds unless such holder shall have offered to the First Mortgage Trustee security and indemnity satisfactory to it against any cost, liability or expense.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS OR DIRECTORS

     The First Mortgage provides that no recourse for the payment of the principal of or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof shall be had against any incorporator, stockholder, officer or director of the Company or of any successor thereof. Each holder, by accepting the Bonds, waives and releases all such liability and such waiver and release are part of the consideration for issuance of the Bonds.

BOOK-ENTRY ISSUANCE

     The certificates representing the Old Bonds were, and the certificates representing the New Bonds will be, issued in fully registered form and without interest coupons.

     Bonds sold in reliance on Rule 144A are represented by one or more global Bonds (the "Global Bonds") in definitive, fully registered form and without interest coupons and have been deposited with the First Mortgage Trustee, as custodian for, and registered in the name of, a nominee of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in the Global Bonds to such persons may be limited to that extent. Because DTC can act only on behalf of persons who have accounts with DTC ("participants"), which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Global Bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

  THE GLOBAL BONDS

     Ownership of beneficial interests in a Global Bond is and will be limited to DTC participants or persons who hold interests through participants. Ownership of beneficial interests in a Global Bond is and will be shown on, and the transfer of that ownership is and will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Bond directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in Old Bonds sold in reliance on Regulation S under the Securities Act directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the Closing Date, but not earlier, investors may also hold such interests through organizations other than Cedel Bank or Euroclear that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Bonds on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Bond, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Bonds represented by such Global Bond for all purposes under the First Mortgage and the Bonds. No beneficial owner of an interest in a Global Bond is or will be able to transfer that interest except in accordance with applicable procedures of DTC, in addition to those provided for under the First Mortgage and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the First Mortgage Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Bond, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Bond, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a Certificated Bond for any reason, such holder must transfer its interest in the Global Bond in accordance with DTC's applicable procedures and, if applicable, those of Euroclear and Cedel Bank.

     The Company expects that DTC will take any action permitted to be taken by a holder of Bonds (including the presentation of Bonds for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amount of Bonds as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Bonds, DTC will exchange the applicable Global Bond for Certificated Bonds which it will distribute to its participants.

     The Company understands that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates, and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the First Mortgage Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  ISSUANCE OF CERTIFICATED BONDS IF DTC FAILS TO CONTINUE AS DEPOSITARY

     If DTC is at any time unwilling or unable to continue as a depository for the Global Bonds and a successor depository is not appointed by the Company within 90 days, the Company will issue Certificated Bonds in exchange for the Global Bonds. Holders of an interest in a Global Bond may receive a Certificated Bond in accordance with DTC's rules and procedures in addition to those provided for under the First Mortgage.

EVENTS OF DEFAULT; REMEDIES

  EVENTS OF DEFAULT

     Events of default under the First Mortgage include the failure of the Company

        - to pay the principal of or premium, if any, on any First Mortgage Bond when due;

        - to pay any interest on or sinking fund obligation of any First Mortgage Bond within 30 days after it is due;

        - to pay the principal of or interest on any prior lien bonds within any allowable period;

        - to discharge, appeal or obtain the stay of any final judgment against the Company in excess of $100,000 within 30 days after it is rendered; or

        - to perform any other covenant in the First Mortgage within 60 days after notice to the Company from the First Mortgage Trustee or the holders of not less than 15% in principal amount of the First Mortgage Bonds.

Events of default also include certain events of bankruptcy, insolvency or reorganization in bankruptcy or insolvency of the Company. (Article IX.)

  NOTICES OF DEFAULT

     The Company is required to furnish periodically to the First Mortgage Trustee a certificate as to the absence of any default or as to compliance with the terms of the First Mortgage, and such a certificate is also required in connection with the issuance of any additional First Mortgage Bonds and in certain other circumstances. (Article III.) The First Mortgage provides that the First Mortgage Trustee, within 90 days after notice of defaults under the First Mortgage (60 days with respect to events of default described in the last bullet point above), is required to give notice of such defaults to all holders of First Mortgage Bonds, but, except in the case of a default resulting from the failure to make any payment of principal of or interest on the First Mortgage Bonds or in the payment of any sinking or purchase fund installments, the First Mortgage Trustee may withhold such notice if it determines in good faith that it is in the best interests of the holders of the First Mortgage Bonds to do so. (Article XIII.)

  REMEDIES IN EVENT OF DEFAULT

     Upon the occurrence of any event of default, the First Mortgage Trustee or the holders of not less than 25% in principal amount of the First Mortgage Bonds may declare the principal amount of all First Mortgage Bonds due, and, if the Company cures all defaults before a sale of the mortgaged property, the holders of a majority in principal amount of the First Mortgage Bonds may waive the default. If any event of default occurs, the First Mortgage Trustee also may

        - take possession of and operate the mortgaged property for the purpose of paying the principal of and interest on the First Mortgage Bonds;

        - sell at public auction all of the mortgaged property, or such parts thereof as the holders of a majority in principal amount of the First Mortgage Bonds may request or, in the absence of such request, as the First Mortgage Trustee may determine;

        - bring suit to enforce payment of the principal of and interest on the First Mortgage Bonds, to foreclose the First Mortgage or for the appointment of a receiver of the mortgaged property; and

        - pursue any other remedy. (Article IX.)

  EXERCISE OF REMEDIES

     No holder of First Mortgage Bonds may institute any action, suit or proceeding for any remedy under the First Mortgage unless he has previously given the First Mortgage Trustee written notice of a default by the Company, and in addition:

        - the holders of not less than 25% in principal amount of the First Mortgage Bonds have requested the First Mortgage Trustee and afforded it a reasonable opportunity to exercise its powers under the First Mortgage or to institute such action, suit or proceeding in its own name;

        - such holder has offered to the First Mortgage Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby; and

        - the First Mortgage Trustee has refused or neglected to comply with such request within a reasonable time.

     The holders of a majority in outstanding principal amount of the First Mortgage Bonds, upon furnishing the First Mortgage Trustee with security and indemnification satisfactory to it, may require the First Mortgage Trustee to pursue any available remedy, and any holder of the First Mortgage Bonds has the absolute and unconditional right to enforce the payment of the principal of and interest on his First Mortgage Bonds. (Article IX.)

MODIFICATION OF FIRST MORTGAGE AND FIRST MORTGAGE BONDS

     Certain modifications which do not in any manner impair any of the rights of the holders of any series of First Mortgage Bonds then outstanding or of the First Mortgage Trustee may be made without the vote of the holders of the First Mortgage Bonds by supplemental indenture entered into between the Company and the First Mortgage Trustee. (Article XIV.)

     In accordance with the Nineteenth Supplemental Indenture, which modified the First Mortgage, modifications of the First Mortgage or any indenture supplemental thereto, and of the rights and obligations of the Company and of holders of all series of First Mortgage Bonds outstanding, may be made with the consent of the Company by the vote of the holders of at least 60% in principal amount of the outstanding First Mortgage Bonds entitled to vote at a meeting of the holders of the First Mortgage Bonds or, if one or more, but less than all, of the series of First Mortgage Bonds outstanding under the First Mortgage are affected by any such modification, by the vote of the holders of at least 60% in principal amount of the outstanding First Mortgage Bonds entitled to vote of each series so affected; but no such modification may be made which will affect the terms of payment of the principal of or premium, if any, or interest on any First Mortgage Bond issued under the First Mortgage or to change the voting percentage described above to less than 60% with respect to any First Mortgage Bonds outstanding when such modification becomes effective. First Mortgage Bonds owned or held by or for the account or benefit of the Company or an affiliate of the Company (as defined in the First Mortgage) are not entitled to vote. (Article XV.)

DEFEASANCE AND DISCHARGE

     The First Mortgage provides that the Company will be discharged from any and all obligations under the First Mortgage if the Company pays the principal, interest and premium, if any, due on all First Mortgage Bonds outstanding in accordance with the terms stipulated in each such Bond and if the Company has performed all other obligations under the First Mortgage. In the event of such discharge, the Company has agreed to continue to indemnify the First Mortgage Trustee from any liability arising out of the First Mortgage. (Article XVI.)

ADDITIONAL INFORMATION

     Anyone who receives this Memorandum may obtain a copy of the First Mortgage without charge by writing to Nancy C. Ashcom, Corporate Secretary, The Cleveland Electric Illuminating Company, c/o FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

                           CERTAIN TAX CONSIDERATIONS

     The following is a summary of the taxation of the Bonds and of certain anticipated United States federal income tax consequences resulting from the ownership of the Bonds and the exchange of Old Bonds for New Bonds. This summary does not cover all of the possible tax consequences relating to the ownership of the Bonds and the receipt of interest thereon, and it is not intended as tax advice to any person. It addresses only beneficial owners who hold the Bonds as capital assets and does not address special classes of beneficial owners such as dealers in securities or currencies, banks, tax-exempt entities, life insurance companies, persons holding Bonds as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction, or beneficial owners whose functional currency is not the U.S. dollar. This summary is based upon the United States federal income tax laws as currently in effect and as currently interpreted and does not include any description of the tax laws of any non-U.S. government that may apply.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE POSSIBLE APPLICATION OF THE TAX LAWS OF ANY OTHER JURISDICTION, TO YOUR PARTICULAR SITUATION.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Bond that is (for purposes of United States federal income tax):

        - a citizen or resident of the United States,

        - a corporation, partnership, or other entity treated as a partnership organized in or under the laws of the United States or of any political subdivisions thereof, or

        - an estate or trust that is treated as a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended ("Code"). A "Non-U.S. Holder" means any holder of a Bond other than a U.S. Holder.

     The exchange of the Old Bonds for the New Bonds will be a tax-free exchange for all holders and no gain or loss will be recognized by a holder as a result of such exchange. A holder's tax basis for a New Bond will be equal to the tax basis of the Old Bond exchanged therefor. A holder's holding period for a New Bond will include the period during which the holder held the Old Bond exchanged therefor.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

  GENERAL

     Under general principles of current law, the interest paid on a Bond will be includable in income by a U.S. Holder when the interest is received or when it accrues in accordance with the U.S. Holder's regular method of tax accounting.

  BONDS PURCHASED AT A PREMIUM

     If a U.S. Holder purchases a Bond for an amount that is greater than the amount payable at maturity, that U.S. Holder will be considered to have purchased such Bond with "amortizable bond premium" equal in amount to such excess, and may elect, in accordance with the applicable provisions of Section 171 of the Code, to amortize that premium as an offset to the interest payments on the Bond using a constant yield to maturity method over the remaining term of the Bond. Pursuant to Section 67(b)(11) of the Code, the amortization of that premium is not considered a miscellaneous itemized deduction. Any amortization of such premium with respect to the Bonds will reduce the basis of the Bond pursuant to Section 1016(a)(5) of the Code. If a U.S. Holder does not elect to amortize such premium, the premium paid by such a holder will be included in the basis of the Bond and will decrease the gain, or increase the loss, on a disposition or retirement of the Bond.

  BONDS ISSUED AT A DISCOUNT

     In the case of Bonds that are offered to the public at a price that is less than their stated redemption price at maturity (i.e., their principal amount), the Bonds may bear original issue discount, or "OID," for federal income tax purposes.

     Original issue discount is defined as the excess of the Bond's stated redemption price over its issue price (which is the initial offering price to the public at which a substantial amount of the Bonds are sold), provided that excess equals or exceeds a statutory de minimis amount (one-quarter of one percent of the Bond's stated redemption price at maturity multiplied by the number of complete years to its maturity).

     OID will accrue to U.S. Holders of the Bonds over the period to maturity based on a constant yield to maturity method, using semiannual compounding. The portion of OID that accrues during the time a U.S. Holder owns the Bonds:

        - constitutes interest includable in the U.S. Holder's gross income for federal income tax purposes, and

        - is added to the U.S. Holder's tax basis for purposes of determining gain or loss on the maturity, redemption, prior sale, or other disposition of the Bonds. Thus, the effect of OID is to increase the amount of taxable interest income above the actual interest payments during the life of the Bonds.

  DISPOSITION OR RETIREMENT OF A BOND

     Upon the sale, exchange or other disposition of a Bond, or upon the retirement of a Bond at maturity, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized upon the disposition or retirement and the U.S. Holder's tax basis in the Bond. A U.S. Holder's tax basis for determining gain or loss on the disposition or retirement of a Bond will be the cost of that Bond to such U.S. Holder, increased by the amount of OID and any market discount includable in such U.S. Holder's gross income with respect to that Bond, and decreased by the amount of any payments under the Bond that are part of its stated redemption price at maturity and by the portion of any premium applied to reduce interest payments as described above.

     Gain or loss upon the disposition or retirement of a Bond will be capital gain or loss, except to the extent the gain represents accrued OID not previously included in gross income or accrued interest, to which extent such gain or loss would be treated as ordinary income. Any capital loss will be long-term capital loss if at the time of disposition or retirement the Bond has been held for more than one year. Any capital gain recognized on the disposition or retirement of Bonds held for more than twelve months will be taxed at a maximum rate of 20 percent.

  SECONDARY MARKET PURCHASERS -- PREMIUM AND MARKET DISCOUNT

     A U.S. Holder who purchases a Bond subsequent to its original issuance for an amount that is greater than its "adjusted issue price" (defined as the sum of the issue price of the Bond and the portion of OID previously includable, disregarding any reduction on account of acquisition premium, as discussed below, in the gross income of any owners of the Bond and reduced by the amount of any payment previously made on the Bond other than a qualified periodic interest payment) and less than or equal to its stated redemption price at maturity, reduced by the amount of any payment previously made on the Bond other than a qualified periodic interest payment, will be considered to have purchased such Bond at an "acquisition premium."

     The amount of OID that such U.S. Holder must include in its gross income with respect to such Bond for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If a U.S. Holder purchases a Bond for a cost in excess of its stated redemption price at maturity (reduced by the amount of any payment made on the debt instrument prior to the purchase date other than a qualified periodic interest payment), such Bond will have no OID and such U.S. Holder may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Bond. Such premium generally shall be deemed to be an offset to interest otherwise includable with respect to the Bond. Premium on a Bond held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Bond.

     If a U.S. Holder purchases a Bond subsequent to its original issuance for an amount that is less than, respectively, its stated redemption price at maturity or its revised issue price (defined as the sum of the issue price of the Bond and the aggregate amount of OID includable, disregarding any reduction on account of acquisition premium, as discussed above, in the gross income of all owners of the Bond), the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Bond as ordinary income to the extent of the market discount that has accrued (and has not previously been included in income) during the period such U.S. Holder held the Bond. In addition, the U.S. Holder may be required to defer, until the maturity of the Bond or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Bond.

     Any market discount will be considered accrued ratably during the period from the date of acquisition to the maturity date of the Bond, unless the U.S. Holder elects to accrue on a constant interest basis. A U.S. Holder of a Bond may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis with a corresponding increase in the U.S. Holder's tax basis in the Bond), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

  BACKUP WITHHOLDING

     In general, if a U.S. Holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that he has provided a correct taxpayer identification number and that he is not subject to withholding, the U.S. Holder may be subject to a 31 percent federal backup withholding tax on certain amounts paid or deemed paid (including OID) to the U.S. Holder. An individual's taxpayer identification number is his social security number. The backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

  GENERAL

     A Non-U.S. Holder generally will not be subject to United States federal withholding tax on interest paid on the Bonds as long as either

     - the beneficial owner of the Bond, under penalties of perjury, provides the Company or their agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a U.S. Holder or

     - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or holds the Bond and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8, or a suitable substitute, has been received by it from the beneficial owner of the Bond or qualifying intermediary and furnishes the Company or its agent a copy thereof.

     If the information provided in such statement changes, the Non-U.S. Holder must so inform the payor within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years (or, in the case of payments after December 31, 1999, three preceding years). A Non-U.S. Holder is eligible to provide the statement referred to above in this paragraph if the Non-U.S. Holder

     - is not actually or constructively a "10 percent shareholder" of the Company within the meaning of the Code,

     - is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of Section 881(c)(3)(C) of the Code, and

     - is not a bank described in Section 881(c)(3)(A) of the Code.

     If the conditions described in the preceding paragraph are not satisfied, then interest paid on the Bonds will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain realized by a Non-U.S. Holder on the sale, redemption, retirement, or other taxable disposition of a Bond will be exempt from United States federal income and withholding tax, provided that

     - the gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States,

     - in the case of a Non-U.S. Holder that is an individual, the holder is not present in the United States for 183 days or more in the taxable year of the disposition, and

     - the Non-U.S. Holder is not subject to tax pursuant to the provisions of
       Section 877 of the Code applicable to certain United States expatriates.

  EFFECTIVELY-CONNECTED INCOME

     If the interest, gain, or other income a Non-U.S. Holder recognizes on a Bond is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, the Non-U.S. Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax rates applicable to United States persons. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

  BACKUP WITHHOLDING

     A Non-U.S. Holder will generally be exempt from backup withholding and information reporting requirements, provided it complies with the certification and identification procedures as discussed above. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Recently adopted United States Treasury Regulations, which generally are effective for payments made after December 31, 1999 (subject to certain transition rules), alter the foregoing rules in certain respects. Under those regulations, a Non-U.S. Holder will be subject to information reporting and backup withholding unless the Company or its agent receives certification of the holder's non-United States status. Depending upon the circumstances, this certification will need to be provided (i) directly by the non-U.S. Holder, (ii) in the case of a non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders, or other beneficiaries of such entity, or (iii) certain qualified financial institutions or other qualified entities on behalf of the non-U.S. Holder.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of Old Bonds that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Bonds acquired directly from the Company or any affiliate of the Company) may exchange such Old Bonds for New Bonds pursuant to the exchange offer, provided that each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds, if such Old Bonds were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds.

     This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds if such Old Bonds were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resales. In addition, until May 13, 1999, all dealers effecting transactions in the New Bonds may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Bonds by broker-dealers. New Bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Bonds. Any broker-dealer that resells New Bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date, the Company will promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to any broker-dealer that requests those documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Bonds) other than commissions or concessions of any broker or dealer and will indemnify the holders of the Bonds (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the exchange offer will be passed upon for the Company by David L. Feltner, Esq., Associate General Counsel for FirstEnergy Corp., and Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, NY 10004-1490, special counsel.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 (post-merger) and 1996 (pre-merger) and for the years ended December 31, 1996 and 1995 and the period from January 1, 1997 through November 7, 1997 (pre-merger), and the period from November 8, 1997 to December 31, 1997 (post-merger), incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report dated February 13, 1998, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                  $125,000,000
                                 EXCHANGE OFFER

                             THE CLEVELAND ELECTRIC
                              ILLUMINATING COMPANY

                 FIRST MORTGAGE BONDS, 6.86% SERIES A DUE 2008

                          FOR ANY AND ALL OUTSTANDING

                  FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008

                                   PROSPECTUS

March 3, 1999

                             LETTER OF TRANSMITTAL

                                      FOR
                  FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008
                                       OF
                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
     PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF ALL OF THEIR OUTSTANDING
                  FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008
                                      FOR
                 FIRST MORTGAGE BONDS, 6.86% SERIES A DUE 2008
          ------------------------------------------------------------

                 PURSUANT TO THE PROSPECTUS DATED MARCH 3, 1999

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 2, 1999 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF
OLD BONDS (AS DEFINED HEREIN) MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M. ON
                              THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:
                            THE CHASE MANHATTAN BANK

                        By Registered or Certified Mail:
                            The Chase Manhattan Bank
                                55 Water Street
                            Room 234, North Building
                            New York, New York 10041
                           Attention: Carlos Esteves
                            Facsimile Transmissions:
                          (Eligible Institutions Only)
                        (212) 638-7375 or (212) 344-9367

                             Confirm by Telephone:
                                 (212) 638-0828
                         By Hand or Overnight Delivery:
                            The Chase Manhattan Bank
                                55 Water Street
                            Room 234, North Building
                            New York, New York 10041
                           Attention: Carlos Esteves

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION VIA TELEGRAM, TELEX OR FACSIMILE, OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE NEW BONDS FOR THEIR OLD BONDS PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR OLD BONDS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.

     By execution hereof, the undersigned acknowledges receipt of the Prospectus dated March 3, 1999 (the "Prospectus") of The Cleveland Electric Illuminating Company (the "Company"), which, together with this Letter of Transmittal and the instructions hereto (the "Letter of Transmittal"), constitute the Company's offer (the "Exchange Offer") to exchange $1,000 principal amount of its First Mortgage Bonds, 6.86% Series A due 2008 (the "New Bonds"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the Prospectus constitutes a part, for each $1,000 principal amount of their outstanding First Mortgage Bonds, 6.86% Series due 2008 (the "Old Bonds"), upon the terms and subject to the conditions set forth in the Prospectus.

     This Letter of Transmittal is to be used by Holders (as defined below) if:
(i) certificates representing Old Bonds are to be physically delivered to the Exchange Agent herewith by Holders; (ii) tender of Old Bonds is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under "The Exchange Offer -- Procedures for Tendering" by any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Bonds (such participants acting on behalf of Holders are referred to herein, together with such Holders, as "Acting Holders"); or
(iii) tender of Old Bonds is to be made according to the guaranteed delivery procedures set forth in the Prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures," and, in each case, instructions are being transmitted through the DTC Automated Tender Offer Program ("ATOP"). See Instruction 1. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     The term "Holder" with respect to the Exchange Offer means any person: (i) in whose name Old Bonds are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder; or (ii) whose Old Bonds are held of record by DTC and who desires to deliver such Old Bonds by book-entry transfer at DTC.

     The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL THE SURRENDER OF OLD BONDS FOR EXCHANGE BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

     All capitalized terms used herein and not defined shall have the meaning ascribed to them in the Prospectus.

     The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Exchange Agent. See Instruction 8 herein.

     HOLDERS WHO WISH TO ACCEPT THE EXCHANGE OFFER AND TENDER THEIR OLD BONDS MUST COMPLETE THIS LETTER OF TRANSMITTAL IN ITS ENTIRETY.

     THE UNDERSIGNED, BY COMPLETING THE BOX ENTITLED "DESCRIPTION OF BONDS" AND SIGNING THIS LETTER OF TRANSMITTAL, WILL BE DEEMED TO HAVE TENDERED THE OLD BONDS AND MADE CERTAIN REPRESENTATIONS DESCRIBED IN THE PROSPECTUS AND HEREIN.

     List below the Old Bonds to which this Letter of Transmittal relates. If the space provided below is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal. Tenders of Old Bonds will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

---------------------------------------------------------------------------------------------------------------------------
                                                   DESCRIPTION OF BONDS
---------------------------------------------------------------------------------------------------------------------------
    NAME(S) AND ADDRESS(ES) OF HOLDER(S)               CERTIFICATE NUMBERS*                    AGGREGATE PRINCIPAL
(PLEASE FILL IN, IF BLANK, EXACTLY AS NAME(S)           (ATTACH SIGNED LIST                      AMOUNT TENDERED
   APPEAR(S) ON OLD BONDS BEING TENDERED)                  IF NECESSARY)                      (IF LESS THAN ALL)**
---------------------------------------------------------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
TOTAL PRINCIPAL AMOUNT OF OLD BONDS TENDERED
---------------------------------------------------------------------------------------------------------------------------
  * Need not be completed by Holders tendering by book-entry transfer
 ** Need not be completed by Holders who wish to tender with respect to all Old Bonds listed. See Instruction 2.
---------------------------------------------------------------------------------------------------------------------------

[ ]       CHECK HERE IF TENDERED OLD BONDS ARE BEING DELIVERED BY DTC TO THE EXCHANGE AGENT'S ACCOUNT AT DTC AND COMPLETE THE
          FOLLOWING:

          Name of Tendering Institution:
                                                 -------------------------------------------------------------------------------

          DTC Book-Entry Account No.:
                                                 -------------------------------------------------------------------------------

          Transaction Code No.:
                                                 -------------------------------------------------------------------------------

     If Holders desire to tender Old Bonds pursuant to the Exchange Offer and
(i) certificates representing such Old Bonds are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates representing such Old Bonds or other required documents to reach the Exchange Agent prior to the Expiration Date, or (iii) the procedure for book-entry transfer cannot be completed prior to the Expiration Date, such Holders may effect a tender of such Old Bonds in accordance with the guaranteed delivery procedures set forth in the Prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures." DTC participants may also accept the Exchange Offer by submitting the notice of guaranteed delivery through ATOP.

[ ]       CHECK HERE IF TENDERED OLD BONDS ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY DELIVERED
          TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING (See Instructions 1 and 4):

          Name(s) of Holder(s) of Old Bonds:
                                                 -------------------------------------------------------------------------------

          Window Ticket No. (if any):
                                                 -------------------------------------------------------------------------------

          Date of Execution of
          Notice of Guaranteed Delivery:
                                                 -------------------------------------------------------------------------------

          Name of Eligible Institution that Guaranteed Delivery:

          ---------------------------------------------------------------------------------------------------------------------

[ ]       CHECK HERE IF TENDERED OLD BONDS ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER FACILITY, AND PROVIDE THE FOLLOWING
          INFORMATION:

          Name of Tendering Institution:
                                                 -------------------------------------------------------------------------------

          DTC Book-Entry Account No.:
                                                 -------------------------------------------------------------------------------

          Transaction Code No.:
                                                 -------------------------------------------------------------------------------
[ ]       CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY
          AMENDMENTS OR SUPPLEMENTS THERETO.

          Name:

          Address:
          ---------------------------------------------------------------------------------------------------------------------

[ ]       CHECK HERE IF CERTIFICATES FOR TENDERED OLD BONDS ARE ENCLOSED HEREWITH.

NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE ACCOMPANYING
      INSTRUCTIONS CAREFULLY.

LADIES AND GENTLEMEN:

     Subject to the terms of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of Old Bonds indicated in the box entitled "Description of Bonds." Subject to and effective upon the acceptance for exchange of the principal amount of Old Bonds tendered in accordance with this Letter of Transmittal, the undersigned sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to the Old Bonds tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and as Trustee under the Indenture for the Old Bonds and the New Bonds) with respect to the tendered Old Bonds with full power of substitution to (i) deliver certificates for such Old Bonds to the Company, or transfer ownership of such Old Bonds on the account books maintained by DTC together, in either such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and
(ii) present such Old Bonds for transfer on the books of the Company and receive all benefits and otherwise execute all rights of beneficial ownership of such Old Bonds, all in accordance with the terms of the Exchange Offer. The power of attorney granted in this paragraph shall be deemed irrevocable and coupled with an interest.

     The undersigned hereby represents and warrants that (a) the undersigned accepts the terms and conditions of the Exchange Offer, (b) the undersigned has full power and authority to tender, exchange, assign and transfer the Old Bonds tendered hereby, and (c) when the same are accepted for exchange by the Company, the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Bonds tendered hereby.

     The undersigned hereby represents and warrants that he or she has full power and authority to tender, sell, assign and transfer the Old Bonds tendered hereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, when the same are acquired by the Company. The undersigned also acknowledges that this Exchange Offer is being made in reliance upon interpretations by the staff of the Securities and Exchange Commission that the New Bonds issued in exchange for the Old Bonds pursuant to the Exchange Offer may be offered for sale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Bonds directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Bonds in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Bonds.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF THE OLD BONDS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR WOULD OTHERWISE NOT BE IN COMPLIANCE WITH ANY PROVISION OF ANY APPLICABLE SECURITY LAW.

     The undersigned represents that (i) the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the New Bonds and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of New Bonds. If the undersigned is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds that were acquired as a result of market-making or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such New Bonds; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the assignment and transfer of the Old Bonds tendered hereby.

     The undersigned understands and acknowledges that the Company reserves the right, in its sole discretion, to purchase or make offers for any Old Bonds that remain outstanding subsequent to the Expiration Date or to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     The undersigned understands that by tendering Old Bonds pursuant to one of the procedures described in the Prospectus and the instructions thereto, the exchange of the Old Bonds for the New Bonds will not result in the loss of interest income for the tendering holder.

     For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Bonds when the Company has given oral or written notice thereof to the Exchange Agent. If any tendered Old Bonds are not accepted for exchange pursuant to the Exchange Offer for any reason, certificates for any such unaccepted Old Bonds will be returned (except as noted below with respect to tenders through DTC), without expense, to the undersigned at the address shown below or at a different address as may be indicated under "Special Issuance Instructions" as promptly as practicable after the Expiration Date.

     All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the undersigned and every obligation under this Letter of Transmittal shall be binding upon the undersigned's heirs, personal representatives, successors and assigns.

     The undersigned understands that tenders of Old Bonds pursuant to the procedures described under the caption "The Exchange Offer -- Procedures for Tendering" in the Prospectus and in the instructions hereto will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.

     All questions as to form, validity, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Bonds will be determined by the Company in its sole discretion, which determination will be final and binding.

     Unless otherwise indicated under "Special Issuance Instructions," please issue the certificates representing the New Bonds issued in exchange for the Old Bonds accepted for exchange and return any Old Bonds not tendered or not exchanged in the name(s) of the undersigned (or in either such event in the case of Old Bonds tendered by DTC, by credit to the account at DTC). Similarly, unless otherwise indicated under "Special Delivery Instructions," please send the certificates representing the New Bonds issued in exchange for the Old Bonds accepted for exchange and any certificates for Old Bonds not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned's signature(s), unless, in either event, tender is being made through DTC. In the event that both "Special Issuance Instructions" and "Special Delivery Instructions" are completed, please issue the certificates representing the New Bonds issued in exchange for the Old Bonds accepted for exchange and return any Old Bonds not tendered or not exchanged in the name(s) of, and send said certificates to, the person(s) so indicated. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" and "Special Delivery Instructions" to transfer any Old Bonds from the name of the registered holder(s) thereof if the Company does not accept for exchange any of the Old Bonds so tendered.

                                PLEASE SIGN HERE
             (TO BE COMPLETED BY ALL TENDERING HOLDERS OF OLD BONDS REGARDLESS OF WHETHER OLD BONDS ARE BEING PHYSICALLY DELIVERED HEREWITH)

     This Letter of Transmittal must be signed by the Holder(s) of Old Bonds exactly as their name(s) appear(s) on the certificate(s) for Old Bonds or, if tendered by a participant in DTC, exactly as such participant's name appears on a security position listing as the owner of Old Bonds, or by person(s) authorized to become registered Holder(s) by endorsements and documents transmitted with this Letter of Transmittal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below under "Capacity" and submit evidence satisfactory to the Company of such person's authority to so act. See Instruction 3 herein.


X                                                            Date:
-----------------------------------------------------------  -----------------------------------------------------

X
                                                             Date:
-----------------------------------------------------------  -----------------------------------------------------
SIGNATURE(S) OF HOLDER(S) OR
  AUTHORIZED SIGNATORY

Name(s):
                                                             Address
-----------------------------------------------------------  --------------------------------------------------

           ------------------------------------------------
                                                             ----------------------------------------------------
           (PLEASE PRINT)                                    (INCLUDING ZIP CODE)

Capacity:                                                    Area Code and
                                                             Telephone No.:
-----------------------------------------------------------  -----------------------------------------------------------

Social Security No.:
-----------------------------------------------------------

                   PLEASE COMPLETE SUBSTITUTE FORM W-9 HEREIN

                         MEDALLION SIGNATURE GUARANTEE
                   (IF REQUIRED -- SEE INSTRUCTION 3 HEREIN)

--------------------------------------------------------------------------------
            (NAME OF ELIGIBLE INSTITUTION GUARANTEEING SIGNATURE(S))

--------------------------------------------------------------------------------
  (ADDRESS (INCLUDING ZIP CODE) AND TELEPHONE NUMBER (INCLUDING AREA CODE) OF
                                     FIRM)

--------------------------------------------------------------------------------
                             (AUTHORIZED SIGNATURE)

--------------------------------------------------------------------------------
                                 (PRINTED NAME)

--------------------------------------------------------------------------------
                                    (TITLE)

Date:
     ---------------------------------------------------------------------------

          ------------------------------------------------------------

                         SPECIAL ISSUANCE INSTRUCTIONS
                     (SEE INSTRUCTION 2, 3, 4 AND 5 HEREIN)

        To be completed ONLY if certificates for Old Bonds in a principal amount not tendered are to be issued in the name of, or the New Bonds issued pursuant to the Exchange Offer are to be issued to the order of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal, or issued to an address different from that shown in the box entitled "Description of Bonds" within this Letter of Transmittal, or if Old Bonds tendered by book-entry transfer are not accepted for purchase are to be credited to an account maintained at DTC other than the account indicated above.

    Name:
   ----------------------------------------------------
                                 (PLEASE PRINT)

   Address:
   --------------------------------------------------

          ------------------------------------------------------------
                                   (ZIP CODE)

          ------------------------------------------------------------
               TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER
              (YOU MUST ALSO COMPLETE SUBSTITUTE FORM W-9 HEREIN)

   Credit unaccepted Old Bonds tendered by book entry transfer to:

   [ ] The Depository Trust Company account set forth below:

          ------------------------------------------------------------
                              (DTC ACCOUNT NUMBER)

          ------------------------------------------------------------

          ------------------------------------------------------------

                         SPECIAL DELIVERY INSTRUCTIONS
                     (SEE INSTRUCTION 2, 3, 4 AND 5 HEREIN)

        To be completed ONLY if certificates for Old Bonds in a principal amount not tendered or not accepted for purchase or the New Bonds issued pursuant to the Exchange Offer are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal, or issued to an address different from that shown in the box entitled "Description of Bonds" within this Letter of Transmittal.

   Name:
   ----------------------------------------------------
                                 (PLEASE PRINT)

   Address:
   --------------------------------------------------

          ------------------------------------------------------------
                                   (ZIP CODE)

          ------------------------------------------------------------
               TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER
              (YOU MUST ALSO COMPLETE SUBSTITUTE FORM W-9 HEREIN)

          ------------------------------------------------------------

                                  INSTRUCTIONS
     FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER AND THE
                                  SOLICITATION

     1. Delivery of this Letter of Transmittal and Old Bonds; Guaranteed Delivery Procedures. The certificates for the tendered Old Bonds (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Old Bonds delivered electronically), as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at one of its addresses set forth on the first page of this Letter of Transmittal, prior to 5:00 P.M., New York City time, on the Expiration Date. The method of delivery of the tendered Old Bonds, this Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder and, except as otherwise provided below, the delivery will be deemed made only when actually received by the Exchange Agent. Instead of delivery by mail, it is recommended that the Holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Bonds should be sent to the Company.

     THE METHOD OF DELIVERY OF OLD BONDS AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER.

     SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

     Holders who wish to tender their Old Bonds and (i) whose Old Bonds are not lost but are not immediately available or (ii) who cannot deliver their Old Bonds, this Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date must tender their Old Bonds and follow the guaranteed delivery procedures set forth in the Prospectus. Pursuant to such procedures: (i) such-tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Bonds, the certificate number or numbers of such Old Bonds and the principal amount of Old Bonds tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, this Letter of Transmittal (or a facsimile hereof) together with the certificate(s) representing the Old Bonds (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent's account at DTC) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or a facsimile hereof), as well as other documents required by this Letter of Transmittal and the certificate(s) representing all tendered Old Bonds in proper form for transfer (or a confirmation of electronic mail delivery of book-entry delivery into the Exchange Agent's account at DTC), must be received by the Exchange Agent within three business days after the Expiration Date, all as provided in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures." Any Holder of Old Bonds who wishes to tender his Old Bonds pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Bonds will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Bonds not properly tendered or any Old Bonds the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Bonds. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Bonds must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Bonds, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Bonds will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Bonds received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to the holders by the Exchange Agent to the tendering Holders of Old Bonds, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Date.

     2. Partial Tenders. Tenders of Old Bonds will be accepted in all denominations of $1,000 and integral multiples in excess thereof. If less than the entire principal amount of any Old Bonds is tendered, the tendering Holder should fill in the principal amount tendered in the third column of the chart entitled "Description of Bonds." The entire principal amount of Old Bonds delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of Old Bonds is not tendered, Old Bonds for the principal amount of Old Bonds not tendered and a certificate or certificates representing New Bonds issued in exchange for any Old Bonds accepted will be sent to the Holder at his or her registered address, unless a different address is provided in the appropriate box on this Letter of Transmittal or unless tender is made through DTC, promptly after the Old Bonds are accepted for exchange.

     3. Signatures on the Letter of Transmittal; Bond Powers and Endorsements; Guarantee of Signatures. If this Letter of Transmittal (or a facsimile hereof) is signed by the registered Holder(s) of the Old Bonds tendered hereby, the signature must correspond with the name(s) as written on the face of the Old Bonds without alteration, enlargement or any change whatsoever.

     If this Letter of Transmittal (or a facsimile hereof) is signed by the registered Holder(s) of Old Bonds tendered and the certificate(s) for New Bonds issued in exchange therefor is to be issued (or any untendered principal amount of Old Bonds is to be reissued) to the registered Holder, such Holder need not and should not endorse the Old Bonds tendered or transmit a properly completed separate bond power with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by a recognized member of the Medallion Signature Guarantee Program.

     If this Letter of Transmittal (or a facsimile hereof) is signed by a person other than the registered Holder(s) of any Certificates listed, such Certificates must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder(s) appears on the Certificates.

     If this Letter of Transmittal (or a facsimile hereof) or any Old Bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of its authority so to act must be submitted with this Letter of Transmittal. If any Old Bonds tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If any Old Bonds tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal as there are different registrations of certificates.

     Endorsements on Old Bonds or signatures on bond powers required by this Instruction 3 must be guaranteed by a recognized member of the Medallion Signature Guarantee Program.

     Signatures on this Letter of Transmittal (or a facsimile hereof) must be guaranteed by a recognized member of the Medallion Signature Guarantee Program unless the Old Bonds tendered pursuant thereto are tendered (i) by a registered Holder (including any participant in DTC whose name appears on a security position listing as the owner of Old Bonds) who has not completed the box set forth herein entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" or (ii) for the account of a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution").

     4. Special Issuance and Delivery Instructions. Tendering Holders should indicate, in the applicable spaces, the name and address to which New Bonds or substitute Old Bonds for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name or address of the person signing this Letter of Transmittal (or in the case of tender of the Old Bonds through DTC, if such Old Bonds are to be credited to an account maintained at DTC other than the account indicated above). In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated. If no such instructions are given, any Old Bonds not exchanged will be returned to the name and address of the person signing this Letter of Transmittal.

     5. Transfer Taxes. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Bonds pursuant to the Exchange Offer. If, however, certificates representing New Bonds or Old Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Bonds tendered hereby, or if tendered Old Bonds are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Bonds pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

     Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Old Bonds listed in this Letter of Transmittal.

     6. Waiver of Conditions. The Company reserves the absolute right to amend, waive or modify specified conditions in the Exchange Offer in the case of any Old Bonds tendered.

     7. Mutilated, Lost, Stolen or Destroyed Old Bonds. Any tendering Holder whose Old Bonds have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated herein for further instruction.

     8. Requests for Assistance or Additional Copies. Questions and requests for assistance and requests for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address specified in the Prospectus. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

     9. Withdrawal. Tenders may be withdrawn only pursuant to the withdrawal rights set forth in the Prospectus under the caption "The Exchange
Offer -- Withdrawal of Tenders."

     To be effective, a written or facsimile transmission notice of withdrawal must (a) be received by the Exchange Agent at one of its addresses set forth on the first page of this Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date, (b) specify the name of the person who tendered the Old Bonds, (c) include a statement that the person who tendered Old Bonds is withdrawing its election to have such Old Bonds exchanged and contain the description of the Old Bonds to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Old Bonds and the aggregate principal amount represented by such Old Bonds and (d) be signed by the holder of such Old Bonds in the same manner as the original signature appears on this Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence sufficient to have the Trustee with respect to the Old Bonds register the transfer of such Old Bonds into the name of the holder withdrawing the tender. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Old Bonds have been tendered
(a) by a registered holder of Old Bonds who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal or (b) for the account of an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices shall be determined by the Company, whose determination shall be final and binding on all parties. If the Old Bonds to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. In addition, such notice must specify, in the case of Old Bonds tendered by delivery of certificates for such Old Bonds, the name of the registered holder (if different from that of the tendering holder) to be credited with the withdrawn Old Bonds. Withdrawals may not be rescinded, and any Old Bonds withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, properly withdrawn Old Bonds may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" in the Prospectus at any time on or prior to the Expiration Date.

------------------------------------------------------------------------------------------------------------
                                       (DO NOT WRITE IN SPACE BELOW)
------------------------------------------------------------------------------------------------------------
   CERTIFICATE SURRENDERED               OLD BONDS TENDERED                     OLD BONDS ACCEPTED
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
 Delivery Prepared by                        Checked by                        Date
                     ----------------------            ----------------------      ----------------------
------------------------------------------------------------------------------------------------------------

                           IMPORTANT TAX INFORMATION

     Under federal income tax laws, a Holder whose tendered Old Bonds are accepted for payment is required to provide the Exchange Agent (as payer) with such Holder's correct TIN on Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If such Holder is an individual, the TIN is his social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments made with respect to New Bonds purchased pursuant to the Exchange Offer may be subject to backup withholding.

     Certain Holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt Holders should indicate their exempt status on Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed Internal Revenue Service Form W-8, signed under penalties of perjury, attesting to that Holder's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

     If backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the Holder or other payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding on payments made with respect to the Exchange Offer, the Holder is required to provide the Exchange Agent with either: (i) the Holder's correct TIN by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that the Holder is awaiting a TIN) and that (A) the Holder has not been notified by the Internal Revenue Service that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Holder that the Holder is no longer subject to backup withholding; or (ii) an adequate basis for exemption.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

     The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the registered Holder of the Old Bonds. If the Old Bonds are held in more than one name or are held not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

-----------------------------------------------------------------------------------------------------------
                                               PAYER'S NAME
-----------------------------------------------------------------------------------------------------------
 SUBSTITUTE                   PART 1 -- PROVIDE YOUR TIN IN THE BOX AT RIGHT AND   PART 3 --
 FORM W-9                     CERTIFY BY SIGNING AND DATING BELOW
                                                                                   Awaiting TIN [ ]
                              -----------------------------------------------------------------------------

 DEPARTMENT OF THE            PART 2 -- Certification -- Under Penalties of        -----------------------
 TREASURY INTERNAL            Perjury,                                             SOCIAL SECURITY NUMBER
 REVENUE SERVICE              I certify that:                                                OR
 PAYER'S REQUEST              (1) The number shown on this form is my correct
 FOR TAXPAYER                     Taxpayer Identification Number (or I am          -----------------------
 IDENTIFICATION                   waiting for a number to be issued to me) and     EMPLOYER IDENTIFICATION
 NUMBER (TIN)                 (2) I am not subject to backup withholding either           NUMBER(S)
                                  because I have not been notified by the
                                  Internal Revenue Service (the "IRS") that I am
                                  subject to backup withholding as a result of
                                  failure to report all interest or dividends,
                                  or the IRS has notified me that I am no longer
                                  subject to backup withholding.
                              -----------------------------------------------------------------------------
                              CERTIFICATION INSTRUCTIONS -- You must cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out such item (2).

                              SIGNATURE                                     DATE
                                        ----------------------------------       -----------------
-----------------------------------------------------------------------------------------------------------

            PAYER'S REQUEST FOR TAXPAYER IDENTIFICATION NUMBER (TIN)

 Please fill out your name and address below:


 ------------------------------------------------------------------------------
 Name

 ------------------------------------------------------------------------------
 Address (Number and street)

 ------------------------------------------------------------------------------
 City, State and Zip Code

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF 31% OF ANY PAYMENTS MADE TO HOLDERS OF NEW BONDS PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

       YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX
                       IN PART 3 OF SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
      I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
 (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31 percent of all reportable payments made to me thereafter will be withheld until I provide a number and that, if I do not provide my taxpayer identification number within 60 days, such retained amounts shall be remitted to the IRS as backup withholding.


  -----------------------------------------------       -----------------------------------------------
                     SIGNATURE                                               DATE

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:
                            The Chase Manhattan Bank

  By Registered or Certified Mail:              By Facsimile:                By Hand or Overnight Courier:
      The Chase Manhattan Bank           (Eligible Institutions Only)          The Chase Manhattan Bank
           55 Water Street             (212) 638-7375 or (212) 344-9367             55 Water Street
      Room 234, North Building                                                 Room 234, North Building
      New York, New York 10041              Confirm by Telephone:              New York, New York 10041
      Attention: Carlos Esteves                 (212) 638-0828                 Attention: Carlos Esteves

                               OFFER TO EXCHANGE

                 FIRST MORTGAGE BONDS, 6.86% SERIES A DUE 2008
        FOR ALL OUTSTANDING FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008
              $125 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING
                                       OF
                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

     To Our Clients:

     Enclosed for your consideration are the Prospectus dated March 3, 1999 (the "Prospectus") and the related Letter of Transmittal and instructions thereto (the "Letter of Transmittal") in connection with the offer by The Cleveland Electric Illuminating Company (the "Company") to exchange (the "Exchange Offer") its First Mortgage Bonds, 6.86% Series A due 2008 (the "New Bonds") for all outstanding First Mortgage Bonds, 6.86% Series due 2008, (the "Old Bonds" and, together with the New Bonds, the "Bonds"), upon the terms and conditions set forth in the Prospectus and Letter of Transmittal.

     WE ARE THE REGISTERED HOLDER (THE "REGISTERED HOLDER") OF OLD BONDS HELD FOR YOUR ACCOUNT. AN EXCHANGE OF THE OLD BONDS CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO EXCHANGE THE OLD BONDS HELD BY US FOR YOUR ACCOUNT. THE PROSPECTUS AND RELATED LETTER OF TRANSMITTAL ALSO PROVIDE A PROCEDURE FOR HOLDERS TO TENDER THEIR OLD BONDS BY MEANS OF GUARANTEED DELIVERY.

     We request information as to whether you wish us to exchange any or all of the Old Bonds held by us for your account upon the terms and subject to the conditions of the Exchange Offer. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Old Bonds.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Bonds on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 2, 1999 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). Old Bonds tendered pursuant to the Exchange Offer may only be withdrawn under the circumstances described in the Prospectus and the Letter of Transmittal.

     Your attention is directed to the following:

          1. The New Bonds will be exchanged for the Old Bonds at the rate of $1,000 principal amount of New Bonds for each $1,000 principal amount of Old Bonds. There will be no loss of interest income to holders of Old Bonds whose Old Bonds are accepted for exchange, as more fully explained in the Prospectus. The form and terms of the New Bonds are identical in all material respects to the form and terms of the Old Bonds, except that the New Bonds have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Following completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement, none of the Bonds will be entitled to the benefits of the Registration Agreement (as defined in the Prospectus) relating to a contingent increase in the interest rate borne by the Bonds under certain circumstances.

          2. Based on an interpretation of the Securities and Exchange Commission (the "Commission"), New Bonds issued pursuant to the Exchange Offer in exchange for Old Bonds may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchased Old Bonds directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Bonds in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Bonds. Holders of Old Bonds wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

          3. THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM PRINCIPAL AMOUNT OF OLD BONDS BEING TENDERED.

          4. Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Bonds for, any Old Bonds not accepted for exchange prior to such termination.

          5. The Exchange Offer will expire at 5:00 p.m., New York City time, on Friday, April 2, 1999 unless the Exchange Offer is extended (the "Expiration Date"). Tendered Old Bonds may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date if such Old Bonds have not previously been accepted for exchange pursuant to the Exchange Offer.

          6. Any transfer taxes applicable to the exchange of the Old Bonds pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

          7. Tendering holders may withdraw their tender at any time until the Expiration Date.

          8. The acceptance for exchange of Old Bonds validly tendered and not validly withdrawn and the issuance of New Bonds will be made as promptly as practicable after the Expiration Date. Subject to rules promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company, however, expressly reserves the right to delay acceptance of any of the Old Bonds or to terminate the Exchange Offer and not accept for purchase any Old Bonds not theretofore accepted if any of the conditions set forth in the Prospectus under the caption "The Exchange Offer -- Termination" shall not have been satisfied or waived by the Company.

          9. The Company expressly reserves the right, in its sole discretion,
     (i) to amend the terms of the Exchange Offer or (ii) to terminate the Exchange Offer. Any delay, extension, amendment or termination will be followed as promptly as practicable by oral or written notice to the Exchange Agent and a public announcement thereof. In the case of an extension, such public announcement shall include disclosure of the approximate number of Old Bonds deposited to date and shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

          10. Consummation of the Exchange Offer may have adverse consequences to non-tendering Old Bond holders, including that the reduced amount of outstanding Old Bonds as a result of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Old Bonds.

     If you wish to have us tender any or all of your Old Bonds, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Bonds, the entire principal amount of Old Bonds held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

     THE EXCHANGE OFFER IS NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF THE OLD BONDS IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR WOULD OTHERWISE NOT BE IN COMPLIANCE WITH ANY PROVISION OF ANY APPLICABLE SECURITIES LAW.

                               OFFER TO EXCHANGE

                 FIRST MORTGAGE BONDS, 6.86% SERIES A DUE 2008
        FOR ALL OUTSTANDING FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008
              $125 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING
                                       OF
                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

     The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal, in connection with the offer by the Company to exchange the Old Bonds for the New Bonds.

     This will instruct you to tender the principal amount of Old Bonds indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, and the undersigned hereby makes the applicable representations set forth in such Letter of Transmittal.
                                                        SIGN HERE

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                        Signature
[ ] Please tender the Old Bonds held
by you for my account, as indicated
below.

[ ] Please do not tender any Old Bonds
held by you for my account.

          PRINCIPAL AMOUNT*

of Old Bonds to be Tendered:
$          (must be in the principal
amount of $1,000 or an integral
multiple thereof)

[ ]
--------------------------------------
        Name(s) (Please Print)

--------------------------------------
               Address

--------------------------------------
               Zip Code

--------------------------------------
    Area Code and Telephone Number

Dated:                , 1999
---------------

* Unless otherwise indicated, it will be assumed that all of the securities listed are to be tendered.

                               OFFER TO EXCHANGE

                 FIRST MORTGAGE BONDS, 6.86% SERIES A DUE 2008
        FOR ALL OUTSTANDING FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008
              $125 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING
                                       OF

                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 2, 1999 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF OLD BONDS MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We are enclosing herewith an offer by The Cleveland Electric Illuminating Company (the "Company") to exchange (the "Exchange Offer") its First Mortgage Bonds, 6.86% Series A due 2008 (the "New Bonds") for all outstanding First Mortgage Bonds, 6.86% Series due 2008 (the "Old Bonds"), upon the terms and conditions set forth in the accompanying Prospectus dated March 3, 1999 (the "Prospectus") and related Letter of Transmittal and instructions thereto (the "Letter of Transmittal").

     The Letter of Transmittal is being circulated to holders of Old Bonds with the Prospectus. The Exchange Offer also provides a procedure for holders to tender the Old Bonds by means of guaranteed delivery.

     Based on an interpretation of the Securities and Exchange Commission (the "Commission"), New Bonds issued pursuant to the Exchange Offer in exchange for Old Bonds may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchased such Old Bonds directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") or
(ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Bonds in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Bonds. Holders of Old Bonds wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives New Bonds in exchange for Old Bonds held for its own account, as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds. The Company has agreed that, for a period of 90 days after the Expiration Date, as defined herein, they will make this Prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale.

     Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Bonds for, any Old Bonds not accepted for exchange prior to such termination.

     THE COMPANY RESERVES THE RIGHT NOT TO ACCEPT TENDERED OLD BONDS FROM ANY TENDERING HOLDER IF THE COMPANY DETERMINES, IN ITS SOLE AND ABSOLUTE DISCRETION, THAT SUCH ACCEPTANCE COULD RESULT IN A VIOLATION OF APPLICABLE SECURITIES LAWS.

     We are asking you to contact your clients for whom you hold Old Bonds registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Bonds registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Old Bonds pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the tender of Old Bonds to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     Enclosed is a copy of each of the following documents:

          1. The Prospectus.

          2. A Letter of Transmittal for your use in connection with the Exchange Offer and for the information of your clients.

          3. A form of letter that may be sent to your clients for whose accounts you hold Old Bonds registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer.

          4. A form of Notice of Guaranteed Delivery.

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. A return envelope addressed to The Chase Manhattan Bank, the Exchange Agent.

     YOUR PROMPT ATTENTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 2, 1999 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). OLD BONDS TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL, AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM PRINCIPAL AMOUNT OF OLD BONDS BEING TENDERED.

     To tender Old Bonds in the Exchange Offer, certificates for Old Bonds (or confirmation of a book-entry transfer into the Exchange Agent's account at The Depository Trust Company of Old Bonds tendered electronically) and a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as indicated in the Prospectus.

     If holders desire to tender Old Bonds pursuant to the Exchange Offer and
(i) certificates representing such Old Bonds are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates evidencing such Old Bonds or other required documents to reach the Exchange Agent prior to the Expiration Date or (iii) the procedures for book-entry transfer cannot be completed prior to the Expiration Date, such holders may effect a tender of such Old Bonds in accordance with the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures." Holders following the guaranteed delivery procedure must still fully complete, execute and deliver the Letter of Transmittal or facsimile thereof.

     THE EXCHANGE OFFER IS NOT TO BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF THE OLD BONDS IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR WOULD OTHERWISE NOT BE IN COMPLIANCE WITH ANY PROVISION OF ANY APPLICABLE SECURITIES LAW.

     Additional copies of the enclosed material may be obtained from the Exchange Agent.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR THE SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

                         Very truly yours,

                         Nancy C. Ashcom, Corporate Secretary

                         THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                         NOTICE OF GUARANTEED DELIVERY
                             TO TENDER FOR EXCHANGE
                  FIRST MORTGAGE BONDS, 6.86% SERIES DUE 2008
                                       OF
                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

     As set forth in the Prospectus dated March 3, 1999 (the "Prospectus"), of The Cleveland Electric Illuminating Company (the "Company") and in the accompanying Letter of Transmittal and instructions thereto (the "Letter of Transmittal"), this form or one substantially equivalent hereto must be used to accept the Company's exchange offer (the "Exchange Offer") to exchange any or all of its outstanding First Mortgage Bonds, 6.86% Series due 2008 (the "Old Bonds") if (i) certificates representing the Old Bonds to be tendered for purchase and payment are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates representing such Old Bonds or other required documents to reach the Exchange Agent prior to the Expiration Date, or (iii) the procedure for book-entry transfer cannot be completed prior to the Expiration Date. This form may be delivered by an Eligible Institution (as defined herein) by mail or hand delivery or transmitted, via telegram, telex or facsimile, to the Exchange Agent as set forth below. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 2, 1999 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF
  OLD BONDS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M. ON THE EXPIRATION
                                     DATE.

                  To: The Chase Manhattan Bank, Exchange Agent

By Registered or Certified      By Facsimile:                   By Hand or Overnight Courier:
  Mail:                         (Eligible Institutions Only)    The Chase Manhattan Bank
  The Chase Manhattan Bank      (212) 638-7375 or               55 Water Street
  55 Water Street               (212) 344-9367                  Room 234, North Building
  Room 234, North Building      Confirm by Telephone:           New York, New York 10041
  New York, New York 10041      (212) 638-0828                  Attention: Carlos Esteves
  Attention: Carlos Esteves

 DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION VIA TELEGRAM, TELEX
                                 OR FACSIMILE,
      OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

     This form is not to be used to guarantee signatures. If a signature on the Letter of Transmittal is required to be guaranteed by an "Eligible Institution" under the instructions thereto, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

LADIES AND GENTLEMEN:

     The undersigned hereby tender(s) to the Company, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, receipt of which is hereby acknowledged, the aggregate principal amount of Old Bonds set forth below, pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures."

     Subject to and effective upon acceptance for exchange of the Old Bonds tendered herewith, the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the undersigned's status as a holder of, all Old Bonds tendered hereby. In the event of a termination of the

Exchange Offer, the Old Bonds tendered pursuant hereto will be returned to the tendering Old Bond holder promptly.

     The undersigned hereby represents and warrants that the undersigned accepts the terms and conditions of the Prospectus and the Letter of Transmittal, has full power and authority to tender, sell, assign and transfer the Old Bonds tendered hereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Bonds tendered.

     The undersigned understands that tenders of Old Bonds will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. The undersigned understands that tenders of Old Bonds pursuant to the Exchange Offer may not be withdrawn after 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Bonds may also be withdrawn if the Exchange Offer is terminated without any such Old Bonds being purchased thereunder or as otherwise provided in the Prospectus under the caption "The Exchange Offer -- Withdrawal of Tenders."

     All authority herein conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned, and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of the undersigned.

                            PLEASE COMPLETE AND SIGN

Signature(s) of Registered Owner(s) or:
Authorized Signatory

------------------------------------------------------

------------------------------------------------------

------------------------------------------------------

------------------------------------------------------
Principal Amount and Series of Old Bonds Tendered:

------------------------------------------------------

------------------------------------------------------

------------------------------------------------------
Certificate No(s). of Old Bonds (if available):

------------------------------------------------------

------------------------------------------------------

------------------------------------------------------

Date:
-----------------------------------------------
Name(s) of Registered Holder(s):

------------------------------------------------------

------------------------------------------------------

------------------------------------------------------

Address:
-------------------------------------------

------------------------------------------------------

------------------------------------------------------
Area Code and Telephone No.:

------------------------------------------------------

------------------------------------------------------
If Old Bonds will be delivered by book-entry transfer at The Depository Trust Company, insert The Depository Account No.:

------------------------------------------------------

Transaction Code No.:
---------------------------

------------------------------------------------------

      This Notice of Guaranteed Delivery must be signed by the registered holder(s) of Old Bonds exactly as its (their) name(s) appear on certificates for Old Bonds or on a security position listing as the owner of Old Bonds, or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide the following information:

      Please print name(s) and address(es)

 Name(s):

 Capacity:

 Address(es):
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

      DO NOT SEND OLD BONDS WITH THIS FORM. OLD BONDS SHOULD BE SENT TO THE EXCHANGE AGENT TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL.

                                   GUARANTEE
                    (not to be used for signature guarantee)

      The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States, hereby guarantees that, within three New York Stock Exchange trading days from the date of this Notice of Guaranteed Delivery, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with certificates representing the Old Bonds tendered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Old Bonds into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedure for book-entry transfer set forth in the Prospectus) and required documents will be deposited by the undersigned with the Exchange Agent at one of its addresses set forth above.

      The undersigned acknowledges that it must deliver the Letter of Transmittal and Old Bonds tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in financial loss to the undersigned.

Name of Firm:                                 ---------------------------------------
---------------------------------------       Authorized Signature
Address:                                      Name:
---------------------------------------       ---------------------------------------
                                              Title:
---------------------------------------       ---------------------------------------
Area Code and Telephone No.:                  Date:
                            -----------       ---------------------------------------

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

--------------------------------------------------------
                                        GIVE THE SOCIAL
                                           SECURITY
      FOR THIS TYPE OF ACCOUNT:          NUMBER OF --
--------------------------------------------------------
 1.  An individual's account           The individual
 2.  Two or more individuals           The actual owner
     (joint account)                   of the account
                                       or, if combined
                                       funds, any one of
                                       the individuals(1)
 3.  Husband and wife                  The actual owner
     (joint accounts)                  of the account
                                       or, if joint
                                       funds, either
                                       person(1)
 4.  Custodian account of a minor      The minor(2)
     (Uniform Gift to Minors Act)
 5.  Adult and minor                   The adult, or if
     (joint account)                   the minor is the
                                       only contributor,
                                       the minor(1)
 6.  Account in the name of            The ward, minor,
     guardian or committee for         or incompetent
     a designated ward, minor          person(3)
     or incompetent person
 7.  a. The usual revocable savings    The grantor-trustee(1)
        trust account (grantor is
        also trustee)
     b. So-called trust account that   The actual owner(1)
        is not a legal or valid
        trust under State law
 8.  Sole proprietorship account       The owner(4)


--------------------------------------------------------

--------------------------------------------------------
                                       GIVE THE EMPLOYER
                                        IDENTIFICATION
      FOR THIS TYPE OF ACCOUNT:          NUMBER OF --
--------------------------------------------------------
 9.  A valid trust, estate,            Legal entity
     or pension trust                  (Do not furnish
                                       the identifying
                                       number of the
                                       personal
                                       representative or
                                       trustee unless
                                       the legal entity
                                       itself is not
                                       designated in the
                                       account title.)(5)
10.  Corporate account                 The corporation
11.  Religious, charitable, or         The organization
     educational organization account
12.  Partnership account held in the   The partnership
     name of the business
13.  Association, club or other        The organization
     tax-exempt organization
14.  Broker or registered nominee      The broker or
                                       nominee
15.  Account with the Department of    The public entity
     Agriculture in the name of a
     public entity (such as a State
     or local government, school
     district or prison) that
     receives agricultural program
     payments

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner
(5) List first and circle the name of the legal trust, estate or pension fund.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:

  - A corporation.

  - A financial institution.

  - An organization exempt from tax under section 501(a) or an individual retirement plan.

  - The United States or any agency or instrumentality thereof.

  - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

  - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

  - An international organization or any agency, or instrumentality thereof.

  - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

  - A real estate investment trust.

  - A common trust fund operated by a bank under section 584(a).

  - An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).

  - An entity registered at all times under the Investment Company Act of 1940.

  - A foreign central bank of issue.

  Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

  - Payments to nonresident aliens subject to withholding under section 1441.

  - Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

  - Payments of patronage dividends where the amount received is not paid in money.

  - Payments made by certain foreign organizations.

  - Payments made to a nominee.

  Payments of interest not generally subject to backup withholding include the following:

  - Payments of interest on obligations issued by individuals.

    NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

  - Payments of tax-exempt interest (including exempt-interest dividends under section 852).

  - Payments described in section 6049(b)(5) to nonresident aliens.

  - Payments on tax-free covenant bonds under section 1451.

  - Payments made by certain foreign organizations.

  - Payments made to a nominee.

  Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER, IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS. ALSO SIGN AND DATE THE FORM.

  Certain payments other than interest, dividends and patronage dividends, that are not subject to information reporting, are also not subject to backup withholding. For details see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

  Privacy Act Notice. -- Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

  (1) Penalty for Failure to Furnish Taxpayer Identification Number. -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

  (2) Civil Penalty for False Information With Respect to Withholding. -- If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

  (3) Criminal Penalty for Falsifying Information. -- Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

  FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.